    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996


                                                      REGISTRATION NO. 333-05107
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       AWARD SOFTWARE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                        5098                        94-2893462
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
              of                Classification Code Number)       Identification Number)
incorporation or organization)

                             ---------------------

                           777 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 968-4433
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GEORGE C. HUANG
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       AWARD SOFTWARE INTERNATIONAL, INC.
                           777 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 968-4433
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                                   Copies to:

            JAMES C. KITCH, ESQ.                         ROBERT T. CLARKSON, ESQ.
           MATTHEW P. FISHER, ESQ.                        ADELE C. FREEDMAN, ESQ.
             COOLEY GODWARD LLP                   WILSON SONSINI GOODRICH & ROSATI, P.C.
            FIVE PALO ALTO SQUARE                           650 PAGE MILL ROAD
             3000 EL CAMINO REAL                     PALO ALTO, CALIFORNIA 94304-1050
      PALO ALTO, CALIFORNIA 94306-2155                        (415) 493-9300
               (415) 843-5000

                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       AWARD SOFTWARE INTERNATIONAL, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

        ITEM NUMBER AND HEADING IN FORM S-1
              REGISTRATION STATEMENT                           LOCATION IN PROSPECTUS
---------------------------------------------------  ------------------------------------------
 1.   Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement;
                                                     Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus.................................  Inside Front and Outside Back Cover Pages
 3.   Summary Information, Risk Factors, and Ratio
        of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
 4.   Use of Proceeds..............................  Use of Proceeds
 5.   Determination of Offering Price..............  Outside Front Cover Page; Underwriting
 6.   Dilution.....................................  Dilution
 7.   Selling Shareholders.........................  Principal and Selling Shareholders;
                                                     Certain Transactions
 8.   Plan of Distribution.........................  Outside Front and Inside Front Cover
                                                     Pages; Underwriting
 9.   Description of Securities to be Registered...  Prospectus Summary; Capitalization;
                                                       Description of Capital Stock
10.   Interests of Named Experts and Counsel.......  Legal Matters; Experts
11.   Information with Respect to the Registrant...  Outside Front and Inside Front Cover
                                                     Pages; Prospectus Summary; Risk Factors;
                                                       Dividend Policy; Capitalization;
                                                       Selected Consolidated Financial
                                                       Information; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Principal and Selling Shareholders;
                                                       Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Additional
                                                       Information; Consolidated Financial
                                                       Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                  Subject to Completion, Dated October 11, 1996



1,850,000 Shares


LOGO
Common Stock


Of the 1,850,000 shares of common stock ("Common Stock") offered hereby (the "Offering"), 1,250,000 shares are being sold by Award Software International, Inc., a California corporation (the "Company" or "Award"), and 600,000 shares are being sold by Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.


Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.


Vobis Microcomputer AG ("Vobis"), an existing shareholder, has the option, but not the obligation, to purchase 155,940 shares of Common Stock in a private placement at the initial public offering per share price. The sale of these shares by the Company would not be registered in the Offering. See "Underwriting."


Application has been made for the Common Stock to be approved for quotation on the Nasdaq National Market under the symbol "AWRD."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------
                                                                                     PROCEEDS TO
                                       PRICE TO      UNDERWRITING    PROCEEDS TO       SELLING
                                        PUBLIC       DISCOUNT(1)      COMPANY(2)     SHAREHOLDERS
---------------------------------------------------------------------------------------------------
Per Share                                 $               $               $               $
---------------------------------------------------------------------------------------------------
Total(3)                                  $               $               $               $
---------------------------------------------------------------------------------------------------

(1) The Company and certain of the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $975,000.

(3) The Company has granted the Underwriters an option to purchase up to an additional 277,500 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
$          , $          and $          , respectively. See "Underwriting."


The shares of Common Stock being offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made against
payment therefor on or about        , 1996 at the offices of J.P. Morgan
Securities Inc., 60 Wall Street, New York, New York.

J.P.  MORGAN & CO.

                       PRUDENTIAL SECURITIES INCORPORATED

                                                         NEEDHAM & COMPANY, INC.

            , 1996

                                (COLOR ART WORK)

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

No action has been or will be taken in any jurisdiction by the Company, the Selling Shareholders or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company, the Selling Shareholders and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                               TABLE OF CONTENTS

                                        Page
Prospectus Summary....................     4
Risk Factors..........................     6
Use of Proceeds.......................    13
Dividend Policy.......................    13
Capitalization........................    14
Dilution..............................    15
Selected Consolidated Financial
  Information.........................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    26

                                        Page

Management............................    34
Certain Transactions..................    38
Principal and Selling Shareholders....    42
Description of Capital Stock..........    45
Shares Eligible for Future Sale.......    47
Underwriting..........................    49
Legal Matters.........................    50
Experts...............................    50
Additional Information................    50
Index to Consolidated Financial
  Statements..........................   F-1

UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The Company intends to furnish its shareholders annual reports containing consolidated financial statements audited by its independent accountants and quarterly reports containing consolidated unaudited financial statements for each of the first three quarters of each year.

Award Software International, the Company's logo, SMSAccess, USBAccess, RPBAccess, APMAccess, DMIAccess, WWWAccess, CardWare, CardWare Socket Services, CardWare Card Services and BIOSAccess are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus. For a discussion of certain factors to be considered in evaluating an investment in the shares of Common Stock offered hereby, see "Risk Factors." Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

Award designs, develops and markets system management software for the global computing market. System management software is one of the fundamental layers in personal computer ("PC") architecture and provides an essential interface between a PC's operating system software and hardware. The Company's principal system management software products include a suite of Basic Input/Output System software ("BIOS"). Award's customers include designers and manufacturers of motherboards, PC systems and other microprocessor-based (or "embedded") devices. The Company believes that its products and engineering services enable customers to rapidly develop new motherboard designs for state-of-the-art computer systems. The Company markets and licenses its products and services worldwide and has established itself as a leading provider of desktop system management software in Asia, which accounts for approximately 40% of worldwide desktop motherboard production.

The BIOS, which is the software initially executed after the system is turned on, tests and initializes hardware components, initiates the operating system and then provides advanced interface functions. Award's desktop BIOS products enable a PC to support a number of key advanced technologies, including Plug and Play, Peripheral Component Interconnect ("PCI"), Desktop Management Interface ("DMI") and Advanced Power Management ("APM"). The Company is currently developing further enhancements to its BIOS, including support for Universal Serial Bus ("USB"). The Company's embedded device BIOS provides customized features to address the specialized needs of its customers in this market. In addition to the Company's proprietary suite of system management software products, Award offers PC Card software that enables PCs and other electronic devices to recognize, install, configure and operate peripheral devices, such as network or modem cards.

The Company currently licenses its products to more than 200 customers worldwide. In response to its customers' need to develop and integrate new technologies rapidly, the Company has developed its business with a particular emphasis on providing local engineering service and support in each of its major target regions: Asia (especially Taiwan), North America and Europe. The Company is increasing its presence in Europe through a strategic relationship with Vobis Microcomputer AG ("Vobis"), pursuant to which the Company and Vobis are jointly developing BIOS and utilities for the desktop PC and embedded device markets. As part of this relationship, Vobis purchased shares representing approximately 12% of the Company's Common Stock outstanding at the time of its investment.

The Company has also entered into a joint technology development and support agreement with Advanced Micro Devices, Inc. ("AMD") to support the design and development of products related to AMD's K86 microprocessor (the "K86"). As part of this relationship, AMD has designated Award as its primary supplier of BIOS-related products and engineering services for its baseline reference and production-ready K86 platform designs and made an equity investment in the Company's Common Stock.

The Company is leveraging its existing customer relationships and desktop expertise to develop system management software for the mobile and network computing markets. The Company anticipates that leading Taiwanese desktop system and motherboard manufacturers, many of which are Award customers, will enter the mobile PC market and, in response, the Company is developing enhanced system management software for mobile PCs. In addition, the Company is developing a suite of applications called SMSAccess that, among other functions, will enable remote access to and diagnosis and repair of disabled systems.

The Company was incorporated in California in 1983. The Company's executive offices are located at 777 East Middlefield Road, Mountain View, California 94043, and its telephone number is (415) 968-4433. Award maintains a web site on the World Wide Web. Information contained in the Company's web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

COMMON STOCK OFFERED:
  By the Company(1)............................  1,250,000 shares
  By the Selling Shareholders..................  600,000 shares
  Total Offering(1)............................  1,850,000 shares
COMMON STOCK OUTSTANDING AFTER THE
  OFFERING(1)..................................  6,507,754 shares
USE OF PROCEEDS BY THE COMPANY.................  Product development, working capital and other general corporate purposes, including
                                                 possible acquisitions of complementary
                                                 products and technologies. See "Use of
                                                 Proceeds."
PROPOSED NASDAQ NATIONAL MARKET SYMBOL.........  "AWRD"

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                  -----------------------------------------------------------------------------
Dollars in thousands, except
per
                                    PREDECESSOR        PREDECESSOR                   THE COMPANY
                                 ------------------      AND THE      ------------------------------------------
                                                         COMPANY                               SIX MONTHS ENDED
                                                       -----------
                                                YEARS ENDED DECEMBER 31,
                                    1991                                                           JUNE 30,
                                 -------
share data                                     1992        1993(2)       1994       1995         1995       1996
                                            -------    -----------    -------    -------      -------    -------
                                                                                                 (UNAUDITED)
                                    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees.......   $ 6,307    $ 5,416      $ 3,666      $ 5,585    $ 6,989      $ 3,125    $ 5,049
  Engineering services........       180        282          154          161        239          147        291
  Related parties.............        --         --           50          972      1,902          765        814
                                 -------    -------    -----------    -------    -------      -------    -------
         Total revenues.......     6,487      5,698        3,870        6,718      9,130        4,037      6,154
Gross profit..................     5,673      5,182        3,662        6,127      8,494        3,815      5,723
Net income (loss).............   $   (72)   $  (296)     $(1,833)     $ 1,258    $ 1,165      $   381    $ 1,103
Net income per share(3).......                                        $  0.20    $  0.18      $  0.06    $  0.18
Weighted average common and
  common equivalent shares in
  thousands(3)................                                          6,345      6,538        6,693      6,068

                                                          -----------------------------------------------
                                                                            THE COMPANY
                                                                           JUNE 30, 1996
Dollars in thousands                                      ACTUAL       PRO FORMA (4)      AS ADJUSTED(5)
                                                          -------      -------------      ---------------
                                                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................   $10,934         $13,436             $22,923
Working capital........................................    11,904          14,406              23,893
Total assets...........................................    14,919          17,421              26,908
Total shareholders' equity.............................    12,700          15,202              24,689

------------------------------

(1) Assumes no exercise of the Underwriters' over-allotment option. Excludes an aggregate of 1,199,709 shares reserved for issuance under the Company's 1995 Stock Option Plan, of which 955,655 shares were subject to outstanding options as of August 31, 1996, and 518,227 shares of Common Stock issuable upon exercise of outstanding warrants. See "Capitalization," "Management-Stock Option Plan," "Certain Transactions" and Notes 7 and 11 of Notes to Consolidated Financial Statements.
(2) Includes the combined results of operations for the Company and its predecessor, Award Software, Inc. (the "Predecessor"). The Company was acquired in July 1993, which resulted in a new historical accounting basis for the Company. The results of operations for the Predecessor for the period January 1, 1993 through July 1, 1993 and the Company for the period July 2, 1993 through December 31, 1993 have been combined to facilitate presentation of the results of operations on a calendar year basis. See Consolidated Financial Statements.
(3) For an explanation of the determination of the weighted average number of shares used in computing net income per share, see Note 2 of Notes to Consolidated Financial Statements.
(4) Reflects (i) the issuance of 160,000 shares of Common Stock at $12.50 per share to AMD for aggregate proceeds of $2,000 in July 1996, (ii) reflects the exercise of options to purchase 12,375 shares of Common Stock for aggregate proceeds of $12 in July and August 1996, (iii) reflects the exercise of warrants to purchase 77,500 shares of Common Stock for aggregate proceeds of $78 in July 1996, and (iv) the issuance of 41,169 shares of Common Stock at $10.00 per share to Vobis for aggregate proceeds of $412 in July 1996.
(5) As adjusted to reflect the sale of 1,250,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $9.00 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company.

                                  RISK FACTORS

In addition to the other information in this Prospectus, the following risk factors should be considered carefully by potential investors in evaluating an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

DEPENDENCE UPON THE UNDERLYING PC INDUSTRY; DEPENDENCE ON CURRENT PC INDUSTRY STANDARDS

The demand for the Company's system management software depends principally on
(i) PC manufacturers and other customers licensing the Company's software rather than developing their own system management software, (ii) the market acceptance of the products incorporating the Company's software sold by the Company's original equipment manufacturer ("OEM") customers, (iii) the emergence of new PC technologies that require system management software solutions to provide functionality, user value and performance, and (iv) the technological competence of the Company's core products. Sales of PCs fluctuate substantially from time to time based on numerous factors, including general economic conditions in the markets for the Company's customers' products, new hardware and software product introductions, demand for new applications and shortages of key components. Further, the markets in the PC industry are extremely competitive and characterized by rapid and frequent price reductions.

The introduction of new hardware architectures, microprocessors, peripheral equipment and operating systems within the PC industry has increased the complexity, time to market and cost to develop PCs. A number of computer manufacturers, including IBM Corporation ("IBM") and Compaq Computer Corporation ("Compaq"), develop their own BIOS products to achieve compatibility with and integrate new technologies into their products. While the Company believes that price and time-to-market pressures will continue to foster a trend among its customers and potential customers to outsource system management software requirements to third parties, there can be no assurance that this trend will continue or will not reverse itself, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background" and "-- Award Strategy."

The Company's software to date has been primarily based on central processing units ("CPUs") designed by or compatible with those of Intel Corporation ("Intel") and operating system software designed by Microsoft Corp. ("Microsoft"). If the market for Intel and Intel-compatible CPUs with x86 architecture is materially diminished or if another CPU, such as Motorola, Inc.'s "PowerPC," achieves a high degree of success, demand for the Company's current software would be reduced. In addition, most of the Company's software has been installed on computers using Microsoft's MS/DOS or Windows operating systems. If Microsoft's operating systems cease to be the dominant operating systems for the PC industry, or if PC manufacturers use other operating systems, which are not compatible with MS/DOS or Windows, the Company could experience increased product development costs and/or diminished revenues.

CONCENTRATION OF REVENUES FROM DESKTOP BIOS

The Company depends on sales of desktop BIOS for a substantial majority of its revenues. The Company has not generated substantial revenues from the sale of other products to date, including sales of mobile PC products. If sales of the Company's desktop BIOS decline for any reason, the Company's business, financial condition and results of operations would be adversely affected, unless the Company is able to replace those sales with increased sales of other products. Sales of desktop BIOS could decline for a number of reasons, including a shift in the market for PCs away from desktop PCs in favor of mobile PCs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION FROM SYSTEM MANAGEMENT SOFTWARE COMPANIES AND OTHER PARTICIPANTS, INCLUDING MICROSOFT AND INTEL, IN THE PC INDUSTRY

The markets for the Company's software are highly competitive. The Company faces competition primarily from other system management software companies, including American Megatrends, Inc., Phoenix Technologies Ltd. and SystemSoft Corporation, as well as in-house software development staffs of current and prospective customers. Certain of the companies with which the Company competes or may in the future compete have substantially greater financial, marketing, sales and support resources and greater brand name and technology leadership recognition than the Company. There can be no assurance that the Company will be able to develop software comparable or superior to software offered by its competitors. In addition, the PC market experiences intense price competition and the Company expects that, in order to remain competitive, it may have to decrease unit prices on some or all of its software products. Any such decrease would have a material adverse effect on the Company's business, financial condition and results of operations.

The Company believes that interdependencies may develop between system management software companies and their customers, which would need to be overcome in order to replace an entrenched competitor. While the Company believes that such entrenchment may benefit the Company in its existing relationships with key participants in the desktop PC market, customer entrenchment may make it more difficult for the Company to displace entrenched competitors or increase market presence, particularly in the mobile PC market, where competitors may already have strong relationships with certain mobile PC manufacturers. Intel has entered into formal agreements with, and has become a significant shareholder in, Phoenix Technologies Ltd. and SystemSoft Corporation. In addition, SystemSoft Corporation has entered into agreements with Microsoft, IBM and Compaq to license its PC Card software.

Operating system software vendors may in the future enter the Company's primary markets as direct competitors or incorporate enough features into their products so as to reduce the need for the Company's products. Microsoft includes basic PC Card software in its Windows 95 operating system and has announced the inclusion of full PC Card software support in its next generation Windows 9x and Windows NT operating systems. As software developers provide greater functionality and features, user value and performance in their products that eliminate or reduce the need for the Company's system management software, the market for the Company's products could be materially diminished. In addition, chipset manufacturers, including Intel, may increase their presence in the motherboard manufacturing market, which may have an adverse effect on the Company's OEM customers. There can be no assurance that other participants in the PC industry will not develop products and solutions that reduce the demand or obviate the need for the Company's products. See "Business -- Competition."

ABILITY TO RESPOND TO RAPID TECHNOLOGICAL CHANGE

The market for system management software is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The general trend in the PC industry is toward shorter product life cycles, resulting in rapid product and technology obsolescence. The life cycle of the Company's products is highly dependent on the life cycles of the products sold by its customers, who are primarily in the desktop PC industry. Although the Company's core products, specifically, the desktop and embedded device BIOS and PC Card software, may have a life cycle as long as several years, specific customized adaptations of the Company's core products are generally expected to have a life cycle of six months to one year. The Company's future success will depend upon its ability to enhance its core software and to develop and introduce new software which keeps pace with technological developments and evolving industry standards as well as to respond to its customers' and end-users' demand for greater features and functionality. The Company is currently developing certain technologies that it will need to remain competitive, particularly system management software that supports USB. If the Company fails to introduce such products by the time USB becomes an industry standard, the Company's business, financial condition and results of operations will be adversely affected. There can be no assurance that the Company will be successful in developing such enhancements or new software, or, even if successful, that it will not experience delays in achieving such developments. Any failure or delay by the Company to develop such enhancements or new software or the failure of its software to achieve market acceptance would adversely affect the Company's business, financial condition and results of operations. In addition, there can be no assurance that products or technologies developed by others will not render the Company's software or technologies non-competitive or obsolete. See "Business -- Industry Background" and "-- Product Development."

DEPENDENCE ON KEY CUSTOMER RELATIONSHIPS; CONCENTRATION OF CREDIT RISK

The Company believes that its success to date has been largely due to its relationship with participants in the desktop PC industry, particularly OEMs in the desktop PC market. The Company works closely with its customers to provide quick response to their product design needs and assists them in evaluating new technological developments as they affect future products and enhancements to be sold by the Company's customers. The loss of any one of these strategic relationships or any other significant customer in the PC industry could adversely affect the Company's product development efforts, business, financial condition and results of operations.

In the year ended December 31, 1995, Vobis and Toshiba Europa (I.E.) GmbH ("Toshiba") accounted for approximately 13% and 14%, respectively, of the Company's total revenues. For the six months ended June 30, 1996, Vobis and Toshiba accounted for approximately 13% and 11%, respectively, of the Company's total revenues. The loss of any key customer or the inability of the Company to replace revenues provided by a key customer would have a material adverse effect on the Company's business, financial condition and results of operations. For reasons unknown to the Company, Toshiba recently indicated that it intends to discontinue licensing the Company's PC Card software, and, therefore, the Company does not currently expect to receive any revenues from this customer from the distribution of the Company's PC Card software during the second half of 1996. In the six months ended June 30, 1996 and the year ended December 1995, Toshiba accounted for 96% and 86% of the Company's PC Card software revenues, respectively. Revenues from the distribution of the Company's PC Card software accounted for 11% and 15% of the Company's total revenues in the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. The Company anticipates that the growth in revenues from its existing customers and products for the remainder of 1996 will offset the loss of revenues from Toshiba from the distribution of the Company's PC Card software such that the Company believes that such loss will not have a material adverse effect on the Company's business, financial condition and results of operations. No other customer of the Company accounted for more than 1% of the Company's PC Card software business. The Company does not believe that any of its key customers will take actions similar to Toshiba. If any customer were to take such similar action, the Company believes that it would not be material to its business, financial condition and results of operations. Further, the Company's customer base consists primarily of motherboard manufacturers and OEMs in the desktop PC market, and as a result the Company maintains individually significant receivable balances from these customers. If these customers fail to satisfy their payment obligations, the Company's business, financial condition and results of operations would be adversely affected.

UNCERTAIN ACCEPTANCE IN NEW AND DEVELOPING MARKETS

The Company's future success is dependent on customer acceptance of new products and penetration of markets outside the desktop PC market. There can be no assurance that the Company will be able to expand its products and technologies into the mobile PC, embedded device and network computing and Internet markets or that the Company will be able to increase its market presence in the desktop PC market. Expansion of the Company's software and technology into the mobile PC market will depend primarily on the Company's ability to replace entrenched competitors. Penetration of markets outside the desktop PC market, such as the embedded device market, will depend upon the development and availability of system management software providing the necessary functionality and customer acceptance of such new technology. There can be no assurance that the Company will be able to develop or obtain from third parties the necessary software and technology to penetrate these markets, or that, if such software and technology is developed by the Company or obtained from third parties through licensing, which may include payments of license fees or royalties in advance, the Company will be able to successfully distribute such products. There can be no assurance that such products will not be developed by others rendering the Company's products non-competitive or obsolete. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of such new products, or that such products will achieve market acceptance.

Any increase in the demand for the Company's embedded device products is dependent upon the increasing use and complexity of embedded computer systems in new and traditional products. No assurance can be given that this trend will continue or, even if it does, that the Company will be able to design system management software that will address the unique requirements of the embedded device market. Further, since the Company's experience and expertise are based on Intel x86 architecture, the Company's success in the embedded device market is significantly dependent on Intel's continued commitment to, and the increased presence of x86 architecture in, this market. There can be no assurance that Intel will not de-emphasize or withdraw its support of the embedded device market, or that the trend toward x86 architecture in the embedded device market will continue, any of which could result in a material adverse effect on the Company's growth strategies, financial condition and results of operations.

Certain of the markets for the Company's existing and future products, such as the Internet and private internet protocol networks ("Intranet"), have only recently begun to develop and are rapidly evolving. Demand and market acceptance for recently introduced or developing products are subject to a high level of uncertainty and risk. Critical issues concerning the commercial use of the Internet remain unresolved and could adversely affect the growth of Internet use. There can be no assurance that commerce and communication over the Internet or Intranet will become widespread, or that the Company's planned products addressing the Internet and Intranet markets will become widely accepted. Because these markets for the Company's existing and developing products are new and rapidly emerging, it is difficult to predict the future growth rate, if any, and size of these markets. There can be no assurance that such markets for the Company's existing and developing products and technology will develop or that such products will be accepted. If these markets fail to develop, develop more slowly than anticipated or become saturated with competitors, or if the Company's products do not obtain customer acceptance, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Award Strategy."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

The Company has experienced and expects to continue to experience fluctuations in its quarterly results of operations. The Company's revenues are affected by a number of factors, including the demand for PCs and embedded devices, timing of new product introductions, product mix, volume and timing of customer orders, activities of competitors and the ability of the Company to penetrate new markets. The Company's business is seasonal with revenues generally increasing in the fourth quarter as the result of increased PC shipments during the holiday season. Consequently, during the three quarters ending in March, June and September, the Company has historically not been as profitable as in the quarter ending in December. In addition, the Company's revenues and profits have historically decreased in the first quarter of each year as compared with the fourth quarter of the previous year. The Company generally ships orders as they are received and, as a result, has little or no backlog. Quarterly revenues and results of operations therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Because the Company's staffing and other operating expenses are based on anticipated revenues, delays in the receipt of orders can cause significant variations in results of operations from quarter to quarter. The Company also may choose to reduce prices, increase spending in response to competition or pursue new market opportunities, each of which decisions may adversely affect the Company's business, financial condition and results of operations. Therefore, the Company believes that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Due to all of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for the Company's business, the announcement of quarterly results of operations below analyst and investor expectations is likely to result in a decline in the trading price of the Company's Common Stock.

DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN KEY TECHNICAL
EMPLOYEES

The Company's success to date has depended to a significant extent upon a number of key management and technical employees. The loss of services of one or more of these key employees, particularly George C. Huang, the Company's Chairman of the Board, President and Chief Executive Officer; Lyon T. Lin, General Manager, Taiwan and President, Award Software Hong Kong Limited, Taiwan Branch; and Maurice W. Bizzarri, the Company's Vice President, Engineering and Product Marketing, could have a material adverse effect on the Company's business, financial condition and results of operations. Except for the Company's employees in Germany, none of the Company's employees is party to an employment agreement with the Company. The Company believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, management and sales and marketing personnel. Moreover, because the development of the Company's software requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines. Competition for such technical personnel is intense, and the failure of the Company to hire and retain talented technical personnel or the loss of one or more key employees could have an adverse effect on the Company's business, financial condition and results of operations.

Future growth, if any, of the Company will require additional engineering, sales and marketing, financial and administrative personnel, to expand customer services and support and to expand operational and financial systems. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be adversely affected.

MANAGEMENT OF GROWTH

The growth of the Company's business and, in particular, the Company's customer base, has placed, and is expected to continue to place, a strain on the Company's management systems and resources. The Company's ability to compete effectively and manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its work force. There can be no assurance that the Company will be able to do so successfully, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations. The Company's success will depend to a significant degree on the ability of its executive officers and other members of its senior management, none of whom has any prior experience managing public companies in their current roles, to manage future growth, if any.

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS; INTERNATIONAL UNREST

The Company operates on a multinational basis, and a significant portion of its business is conducted in currencies other than the U.S. Dollar. As a result, the Company is subject to various risks, including exposure to currency fluctuations, greater difficulty in administering its business globally, multiple regulatory requirements and other risks associated with international sales, such as import and export licenses, political and economic instability, overlapping or differing tax structures, trade restrictions, changes in tariff rates, different legal regimes and difficulty in protecting intellectual property, enforcing agreements and collecting accounts receivable. During the year ended December 31, 1995, approximately 32.9% and 24.0% of the Company's revenues were denominated in New Taiwan Dollars and German Marks, respectively. During the six months ended June 30, 1996, approximately 41.3% and 15.3% of the Company's revenues were denominated in New Taiwan Dollars and German Marks, respectively. While the impact of foreign exchange rate movements have not had a material impact on the Company's financial statements, there can be no assurance that fluctuation in foreign currency exchange rates will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently engage in foreign currency hedging transactions. There can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's business, financial condition or results of operations.

In addition, recent events such as the elections in Taiwan and the military maneuvers conducted by the People's Republic of China in the Straits of Taiwan have increased tensions in that area. During the year ended December 31, 1995, and the six months ended June 30, 1996, approximately 43.8% and 54.1% of the Company's revenues, respectively, were derived from this region. In the event that actual hostilities erupted between the two areas, the operations of the Company's customers might be interrupted for an indeterminate period of time, which would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

The Company's success depends in significant part on the development, maintenance and protection of its intellectual property. The Company regards all of its software as proprietary and attempts to protect it with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions and the protection of copyright laws, it may be possible for unauthorized third parties to copy the Company's software or to reverse engineer or obtain and use information that the Company regards as proprietary. The Company has patent applications pending in the U.S. and/or abroad on six inventions, three of which are owned jointly with a third party. There are currently no issued patents covering the Company's products. However, the Company does not generally rely on patents to protect its products. The Company licenses its object and source code under written license agreements. Certain provisions of such licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed programs, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign jurisdictions, including Taiwan, do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the protections put in place by the Company will be adequate.

Significant and protracted litigation may be necessary to protect the Company's intellectual property to determine the scope of the proprietary rights of others or to defend against claims of infringement. Moreover, although the Company is not currently involved in any litigation with respect to intellectual property rights, in the past there have been allegations that certain portions of the Company's core BIOS infringed on a third party's copyrights. In response, the Company rewrote certain software routines in a "clean room" procedure and is upgrading its customers to the new version of such software routines in order to avoid any further allegations of infringement. The Company believes that its software does not infringe the copyrights of any third parties. However, there can be no assurance that other parties will not make allegations of infringement in the future. Such assertions could require the Company to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. Although the Company has been able to acquire licenses from third parties in the past, there can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company in the event such assertions are made in the future.

CONTROL BY MANAGEMENT SHAREHOLDERS

Upon completion of the Offering, the directors and executive officers of the Company as a group will beneficially own approximately 48% of the outstanding Common Stock, excluding the exercise of the Underwriters' over-allotment option. As a result, such persons will have the ability to control the business and affairs of the Company. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

SIGNIFICANT UNALLOCATED NET PROCEEDS

The principal purposes of the Offering are to create a public market for the Company's Common Stock, facilitate future access to capital markets and enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees. The Company intends to use the net proceeds for general corporate purposes, including working capital and product development. The Company may use a portion of the net proceeds to acquire technologies or products complementary to the Company's business and growth strategy. The Company has no other specific uses of the proceeds of the Offering, and the exact uses of such proceeds will be subject to the discretion of management. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price for the Company's Common Stock. Upon completion of the Offering, the Company will have outstanding 6,507,754 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, the 1,850,000 shares sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 4,657,754 shares of Common Stock held by existing shareholders are "restricted securities" as such term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 or Regulation S promulgated under the Securities Act. The Company, all directors and executive officers and certain shareholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result of contractual restrictions and the provisions of Rules 144 and 701 and Regulation S, additional shares will be available for sale in the public market as follows: (i) 45,939 Restricted Shares will be eligible for immediate sale on the date of this Prospectus, (ii) 11,333 Restricted Shares and 363,040 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale beginning 90 days after the date of this Prospectus and (iii) 4,600,482 Restricted Shares, 40,742 additional shares of Common Stock issuable upon exercise of currently outstanding options and 518,227 shares of Common Stock issuable upon exercise of currently outstanding warrants will be eligible for sale beginning 180 days after the date of this Prospectus upon expiration of lock-up agreements. The Restricted Shares will be eligible for sale from time to time after completion of the Offering. After the Offering, the holders of approximately 1,748,808 (which includes the right to purchase 155,940 shares of Common Stock by Vobis) shares of Common Stock and warrants to purchase 518,227 shares of Common Stock will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If such holders, by exercising their piggyback registration rights, cause a large number of their shares to be included in a public offering by the

Company, the obligation to include such shares could have an adverse effect on the market price for the Company's Common Stock or on the Company's ability to raise capital. See "Underwriting" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

Prior to the Offering, there has not been any public market for the Company's Common Stock, and there cannot be any assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price for the Common Stock to be sold by the Company and the Selling Shareholders will be determined by negotiation among representatives of the Company, the Selling Shareholders and the representatives of the Underwriters and may not be indicative of the future market price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcement of technological innovations or new products by the Company or its competitors, general conditions in the system management software and PC industries and other events or factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting." In addition, there has been significant volatility in the market price of securities of technology-based companies similar in size to the Company. Factors such as announcements of technological developments or new products by the Company or its competitors, variations in the Company's quarterly operating results, or general economic or stock market conditions unrelated to the Company's operating performance may adversely affect the market price of the Company's Common Stock.

DILUTION

Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution of $5.23 in the pro forma net tangible book value per share of the Common Stock, assuming an initial public offering price of $9.00 per share. In the event the Company raises additional funds through the issuance of equity securities, the investors participating in the Offering may experience further dilution. To the extent outstanding options, warrants and other rights to purchase shares of Common Stock are exercised, there will be further dilution. See "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and "Capitalization."

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be approximately $9,487,000 ($11,810,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $9.00. The Company will not receive any of the net proceeds from the sale of shares by the Selling Shareholders. The principal purposes of the Offering are to create a public market for the Company's Common Stock, facilitate future access to capital markets and enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees.

The Company intends to use the net proceeds for working capital and general corporate purposes, including an increase in the Company's internal product development, staffing in connection with new product introductions and other related product development expenditures. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisitions of other businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

The Company does not pay any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of the Board of Directors of the Company and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects of the Company and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

The following table sets forth (i) the actual capitalization of the Company as of June 30, 1996, (ii) the pro forma capitalization and (iii) as adjusted to reflect the sale by the Company of 1,250,000 shares in the Offering (assuming an initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses) and the application of the estimated net proceeds therefrom:

                                                            ---------------------------------------------
                                                                                            JUNE 30, 1996
                                                                 ACTUAL      PRO FORMA(1)     AS ADJUSTED
Dollars in thousands                                        -----------      ------------   -------------
                                                                                     (UNAUDITED)
Shareholders' equity
  Preferred Stock, no par value, 5,000,000 shares
    authorized;
    no shares issued or outstanding......................   $        --      $        --      $        --
  Common Stock, no par value, 40,000,000 shares
    authorized;
    4,966,732 shares issued and outstanding, actual......        10,697               --               --
    5,257,754 shares issued and outstanding, pro forma...            --           13,199               --
    6,507,754 shares issued and outstanding, as
       adjusted(2).......................................            --               --           22,686
  Deferred stock compensation............................          (218)            (218)            (218)
  Retained earnings......................................         2,348            2,348            2,348
  Cumulative translation adjustment......................          (127)            (127)            (127)
                                                            -----------      -----------      -----------
  Total shareholders' equity.............................        12,700           15,202           24,689
                                                            -----------      -----------      -----------
         Total capitalization............................   $    12,700      $    15,202      $    24,689
                                                             ==========       ==========       ==========

------------------------------
(1) Reflects (i) the issuance of 160,000 shares of Common Stock at $12.50 per share to AMD for aggregate proceeds of $2,000 in July 1996, (ii) reflects the exercise of options to purchase 12,375 shares of Common Stock for aggregate proceeds of $12 in July and August 1996, (iii) reflects the exercise of warrants to purchase 77,500 shares of Common Stock for aggregate proceeds of $78 in July 1996 and (iv) the issuance of 41,169 shares of Common Stock at $10.00 per share to Vobis for aggregate proceeds of $412 in July 1996.

(2) Excludes 1,199,709 shares of Common Stock reserved for issuance upon exercise of stock options, of which 955,655 shares were subject to outstanding options at August 31, 1996, and 518,227 shares issuable upon the exercise of Common Stock warrants outstanding as of August 31, 1996. See
"Management -- Stock Option Plan" and "Certain Transactions."

                                    DILUTION

The pro forma net tangible book value of the Company at June 30, 1996, was $15,018,000, or approximately $2.86 per share of Common Stock. The pro forma net tangible book value per share represents the amount of total pro forma tangible assets of the Company less total liabilities divided by the pro forma number of shares of the Company's outstanding Common Stock. See "Risk
Factors -- Dilution."

The pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Common Stock in the Offering and the as adjusted net tangible book value per share of the Common Stock immediately after completion of the Offering. After giving effect to the sale of 1,250,000 shares of Common Stock in the Offering (assuming an initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and offering expenses), the as adjusted net tangible book value of the Company at June 30, 1996 would have been $24,505,000 or $3.77 per share. This represents an immediate increase in net tangible book value of $.91 per share to existing shareholders and an immediate dilution in net tangible book value of $5.23 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:

Assumed initial public offering price per share........................                    $      9.00
Pro forma net tangible book value per share at June 30, 1996(1)........   $      2.86
Increase per share attributable to new shareholders....................           .91
                                                                          -----------
As adjusted net tangible book value per share as of June 30, 1996
  after the Offering...................................................                           3.77
                                                                                           -----------
Dilution per share to new investors....................................                    $      5.23
                                                                                            ==========

The following table summarizes, as of June 30, 1996, on a pro forma basis the total consideration paid and the average price per share paid by the existing shareholders and by new investors (at an assumed initial public offering price of $9.00 per share and before deduction of underwriting discounts and commissions and estimated offering expenses):

                                            -----------------------------------------------------------------
                                             SHARES PURCHASED
                                           ---------------------       TOTAL CONSIDERATION
                                                                      ----------------------      AVERAGE PRICE
                                               NUMBER    PERCENT                     PERCENT          PER SHARE
                                           ----------    -------                     -------      -------------
                                                                           AMOUNT
                                                                      -----------
Existing shareholders(2)................    5,257,754       81%       $11,870,000       51%       $        2.26
New investors(2)........................    1,250,000       19%        11,250,000       49%                9.00
                                           ----------    -------      -----------    -------
         Total..........................    6,507,754      100%       $23,120,000      100%
                                           ==========    ======       ===========    ======

------------------------------
(1) Reflects (i) the issuance of 160,000 shares of Common Stock at $12.50 per share to AMD for aggregate proceeds of $2,000,000 in July 1996, (ii) reflects the exercise of options to purchase 12,375 shares of Common Stock for aggregate proceeds of $12 in July and August 1996, (iii) reflects the exercise of warrants to purchase 77,500 shares of Common Stock for aggregate proceeds of $78,000 in July 1996 and (iv) the issuance of 41,169 shares of Common Stock at $10.00 per share to Vobis for aggregate proceeds of $412,000 in July 1996.

(2) The foregoing table computations assume no exercise of the Underwriters' over-allotment option or outstanding stock options or warrants except as stated above in footnote (1). At August 31, 1996, there were outstanding options to purchase an aggregate of 955,655 shares of Common Stock at a weighted average exercise price of $4.11 per share and outstanding warrants to purchase an aggregate 518,227 shares of Common Stock at a weighted average exercise price of $6.93 per share. If certain of these options and warrants are exercised, there will be further dilution to new investors. See "Risk Factors -- Dilution," "Management -- Stock Option Plan," "Certain Transactions" and "Description of Capital Stock." Sales by the Selling Shareholders in the Offering will reduce the number of shares of Common Stock held by existing shareholders to 4,657,754 or 72% of the total number of shares of Common Stock outstanding immediately after the Offering, and will increase the number of shares of Common Stock held by new investors to 1,850,000 or 28% of the total number of shares of Common Stock outstanding immediately after the Offering. See "Principal and Selling Shareholders."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated financial information as of December 31, 1994 and 1995 and for the six months ended July 1, 1993 and December 31, 1993, and the years ended December 31, 1994 and 1995, have been derived from the Consolidated Financial Statements of the Company and the Predecessor, audited by Price Waterhouse LLP and are included elsewhere in this Prospectus. The consolidated financial information for the years ended December 31, 1991 and 1992 and the six months ended June 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Predecessor and the Company, respectively, which in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.

                             -----------------------------------------------------------------------------------
                                     PREDECESSOR
                             ----------------------------
                               YEAR ENDED
                              DECEMBER 31,
                                                                                 THE COMPANY
                               1991                           --------------------------------------------------
                             ------            SIX MONTHS                      YEAR ENDED       SIX MONTHS ENDED
Dollars in thousands,                               ENDED       SIX MONTHS    DECEMBER 31,          JUNE 30,
except per share data                   1992      JULY 1,            ENDED              1995                1996
                                      ------                  DECEMBER 31,            ------              ------
                                                     1993                      1994               1995
                                               ----------             1993   ------             ------
                                                              ------------
                                 (UNAUDITED)                                                         (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Software license fees....  $6,307   $5,416     $1,763         $  1,903     $5,585   $6,989    $3,125    $5,049
  Engineering services.....     180      282         47              107        161      239       147       291
  Related parties..........      --       --         --               50        972    1,902       765       814
                             ------   ------   ----------     ------------   ------   ------    ------    ------
         Total revenues....   6,487    5,698      1,810            2,060      6,718    9,130     4,037     6,154
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Cost of revenues:
  Software license fees....     798      448         85               84        467      387       111       139
  Engineering services.....      16       68          6               21         28       43        30        57
  Related parties..........      --       --         --               12         96      206        81       235
                             ------   ------   ----------     ------------   ------   ------    ------    ------
         Total cost of
           revenues........     814      516         91              117        591      636       222       431
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Gross profit...............   5,673    5,182      1,719            1,943      6,127    8,494     3,815     5,723
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Operating expenses:
  Research and
    development............   1,003      836        887            2,071      1,601    2,751     1,274     1,866
  Sales and marketing......   2,557    1,040        845              647      1,537    2,282     1,037     1,258
  General and
    administrative.........   2,129    3,505        615              350        932    1,600       852     1,046
                             ------   ------   ----------     ------------   ------   ------    ------    ------
         Total operating
           expenses........   5,689    5,381      2,347            3,068      4,070    6,633     3,163     4,170
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Income (loss) from
  operations...............     (16)    (199)      (628)          (1,125)     2,057    1,861       652     1,553
Interest expense...........     (56)     (83)       (27)             (54)       (19)      (9)       (6)       (4)
Interest and other
  income...................      --        1         --                1          4      105        (7)      174
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Income (loss) before
  income taxes.............     (72)    (281)      (655)          (1,178)     2,042    1,957       639     1,723
Provision for income
  taxes....................      --       15         --               --        784      792       258       620
                             ------   ------   ----------     ------------   ------   ------    ------    ------
Net income (loss)..........  $  (72)  $ (296)    $ (655)        $ (1,178)    $1,258   $1,165    $  381    $1,103
                             =======  =======  ==========     =============  =======  =======   =======   =======
Net income (loss) per
  share(1).................                                     $  (0.19)    $ 0.20   $ 0.18    $ 0.06    $ 0.18
                                                              =============  =======  =======   =======   =======
Weighted average common and
  common equivalent shares
  in thousands.............                                        6,345      6,345    6,538     6,693     6,068

                                        ---------------------------------------------------------------------
                                               PREDECESSOR
                                        -------------------------
                                         DECEMBER 31,     JULY 1,
                                                                                    THE COMPANY
                                          1991               1993     ---------------------------------------
                                        ------            -------
                                                                            DECEMBER 31,             JUNE 30,
Dollars in thousands                               1992                           1994     1995
                                                 ------                         ------   ------          1996
                                                                         1993                     -----------
                                                                      -------
                                          (UNAUDITED)                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents...........  $  452   $  313   $   156     $   280   $1,374   $6,498     $10,934
  Working capital (deficit)...........     (44)    (461)   (1,189)     (1,113)   1,173    6,642      11,904
  Total assets........................   1,596    1,085     1,088       1,807    3,119    9,083      14,919
  Shareholders' equity (deficit)......    (177)    (453)   (1,099)       (468)   1,695    7,169      12,700

------------------------------
(1) For an explanation of the number of shares used to compute net income (loss) per share, see Note 2 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company was founded in 1983 to design, develop and market a suite of Basic Input/Output System software ("BIOS") for the system management software market. During the mid- and late-1980s, the Company established a significant market presence by providing BIOS for the 286/386 PC markets and achieved early market success as a BIOS supplier to the Taiwanese motherboard market. The Company was acquired in July 1993 by GCH Systems, Inc. ("GCH"), an independent developer of microcomputers and application-specific integrated circuits, and operated as a wholly owned subsidiary. By 1994, the Company further established itself in the system management software market with the successful introduction of enhanced system management software products including its Green BIOS and PCI BIOS. In December 1994, all of the Common Stock of the Company was distributed to the existing GCH shareholders on a pro rata basis in a spin-off transaction to allow the Company to focus exclusively on its system management software business and facilitate the Company's access to future financing, including the public capital markets. The Company markets and licenses its products and services worldwide and is a leading provider of system management software to the PC motherboard market in Asia, which accounts for approximately 40% of worldwide motherboard production. More recently, the Company has been focusing on expanding its core desktop product line by developing a suite of system management software products for the mobile and network computing markets. In addition, the Company is developing a suite of applications called SMSAccess which will enable remote access to, diagnosis and repair of disabled systems.

The Company's strategy is to strengthen its presence in Taiwan while pursuing additional opportunities on a worldwide basis. In November 1993, the Company entered a joint development agreement with Vobis, a leading PC manufacturer in Europe. This collaboration resulted in the development of a specialized desktop BIOS for Vobis; the Company and Vobis have pending three joint patent applications on inventions relating to such desktop BIOS. In January 1996, Vobis acquired 570,033 shares of the Company's Common Stock and a warrant to purchase an additional 272,394 shares. The Company believes that this relationship will enable it to further penetrate the European market. See "Risk
Factors -- International Operations; Currency Fluctuations; International Unrest" and "Certain Transactions."

The Company has historically generated the substantial majority of its revenues from the licensing of desktop system management software, primarily to motherboard manufacturers and PC OEMs. Sales from international operations, particularly to customers in Taiwan, comprise a substantial portion of the Company's total revenues. During the three years in the period ended December 31, 1995, revenues from international operations represented 78%, 75% and 68% of the Company's total revenues, respectively. Software license fees are recognized upon delivery of the product, fulfillment of acceptance terms, if any, and satisfaction of significant support obligations, if any. Engineering services revenues generally consist of amounts charged for customization of the software prior to delivery and are generally recognized as the services are performed. Related parties revenues include software license fees and non-recurring engineering services provided to a Common Stock shareholder and a Common Stock warrant holder. The Company believes that its business is subject to seasonal fluctuation, with shipments in the fourth calendar quarter being somewhat higher due to higher levels of PC shipments in that time period.

The Company plans to increase the number and scope of system management software products it offers in order to add features and functionality to existing products and to address new market opportunities. For example, the Company is developing products to support remote system access, including remote diagnosis and repair, network-related system management software products and enhanced versions of its core BIOS. The Company also plans to expand its presence in the mobile PC and embedded device system management software markets, which the Company believes provide an opportunity for greater revenue per unit than the desktop PC market. There can be no assurance that the Company will be successful in implementing these plans or that price competition will not lead to price decreases in one or more of these markets, adversely affecting the Company's financial condition and results of operations.

The Company has an established international presence and consequently generates a significant portion of its revenues and expenses in currencies other than the U.S. Dollar, primarily the German Mark and New Taiwan Dollar. As a result, any appreciation or depreciation in the U.S. Dollar against these currencies could adversely affect the Company's business, financial condition, results of operations and cashflows. In addition, foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. During the three years in the period ended December 31, 1995, fluctuations in the value of currencies in which the Company conducts its business relative to the U.S. Dollar have not been significant on an annual basis.

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

RESULTS OF OPERATIONS

The following tables set forth, for the periods indicated, certain consolidated statement of operations information, as well as the percentage of the Company's total revenues represented by each item. The results of operations for the Predecessor for the period January 1, 1993 through July 1, 1993 and the Company for the period July 2, 1993 through December 31, 1993 have been combined to facilitate presentation of the results of operations on a calendar year basis. The Company's historical results are not necessarily indicative of results in any future period.

                                               ------------------------------------------------------------
                                               PREDECESSOR
                                                 AND THE
                                                 COMPANY
                                                 COMBINED                       THE COMPANY
                                               ------------      ------------------------------------------
                                                 YEAR ENDED          YEAR ENDED           SIX MONTHS ENDED
                                               DECEMBER 31,         DECEMBER 31,              JUNE 30,
Dollars in thousands, except per share                1993        1994       1995         1995       1996
amounts                                        ------------      -----       ------      ------     ------
                                                                                            (UNAUDITED)
Revenues:
  Software license fees.....................   $      3,666      $5,585      $6,989      $3,125      $5,049
  Engineering services......................            154         161         239         147         291
  Related parties...........................             50         972       1,902         765         814
                                               ------------      ------      ------      ------      ------
         Total revenues.....................          3,870       6,718       9,130       4,037       6,154
                                               ------------      ------      ------      ------      ------
Cost of revenues:
  Software license fees.....................            169         467         387         111         139
  Engineering services......................             27          28          43          30          57
  Related parties...........................             12          96         206          81         235
                                               ------------      ------      ------      ------      ------
         Total cost of revenues.............            208         591         636         222         431
                                               ------------      ------      ------      ------      ------
Gross profit................................          3,662       6,127       8,494       3,815       5,723
                                               ------------      ------      ------      ------      ------
Operating expenses:
  Research and development..................          2,958       1,601       2,751       1,274       1,866
  Sales and marketing.......................          1,492       1,537       2,282       1,037       1,258
  General and administrative................            965         932       1,600         852       1,046
                                               ------------      ------      ------      ------      ------
         Total operating expenses...........          5,415       4,070       6,633       3,163       4,170
                                               ------------      ------      ------      ------      ------
Income (loss) from operations...............         (1,753)      2,057       1,861         652       1,553
Interest expense............................            (81)        (19)         (9)         (6)         (4)
Interest and other income...................              1           4         105          (7)        174
                                               ------------      ------      ------      ------      ------
Income (loss) before income taxes...........         (1,833)      2,042       1,957         639       1,723
Provision for income taxes..................             --         784         792         258         620
                                               ------------      ------      ------      ------      ------
Net income (loss)...........................   $     (1,833)     $1,258      $1,165      $  381      $1,103
                                                ===========      ======      ======      ======      ======
Net income per share........................                     $ 0.20      $ 0.18      $ 0.06      $ 0.18
                                                                 ======      ======      ======      ======
Weighted average common and common
  equivalent shares in thousands............                      6,345       6,538       6,693       6,068

                                               ------------------------------------------------------------
                                               PREDECESSOR
                                                 AND THE
                                                 COMPANY
                                                 COMBINED
                                               ------------                     THE COMPANY
                                                                 ------------------------------------------
                                                 YEAR ENDED
                                               DECEMBER 31,
                                                       1993         YEARS ENDED           SIX MONTHS ENDED
                                               ------------         DECEMBER 31,              JUNE 30,
As a percentage of total revenues                                              1995                    1996
                                                                             ------                  ------
                                                                                           1995
                                                                   1994                  ------
                                                                 ------
                                                                                            (UNAUDITED)
Revenues:
  Software license fees.....................             95%         83%         77%         77%         82%
  Engineering services......................              4           3           2           4           5
  Related parties...........................              1          14          21          19          13
                                               ------------      ------      ------      ------      ------
         Total revenues.....................            100         100         100         100         100
                                               ------------      ------      ------      ------      ------
Cost of revenues:
  Software license fees.....................              4           7           4           3           2
  Engineering services......................              1           1           1          --           1
  Related parties...........................             --           1           2           2           4
                                               ------------      ------      ------      ------      ------
         Total cost of revenues.............              5           9           7           5           7
                                               ------------      ------      ------      ------      ------
Gross profit................................             95          91          93          95          93
                                               ------------      ------      ------      ------      ------
Operating expenses:
  Research and development..................             76          24          30          32          30
  Sales and marketing.......................             39          23          25          26          20
  General and administrative................             25          14          17          21          17
                                               ------------      ------      ------      ------      ------
         Total operating expenses...........            140          61          72          79          67
                                               ------------      ------      ------      ------      ------
Income (loss) from operations...............            (45)         30          21          16          26
Interest expense............................              2          --          --          --          --
Interest and other income...................             --          --           1          --           3
                                               ------------      ------      ------      ------      ------
Income (loss) before income taxes...........            (47)         30          22          16          29
Provision for income taxes..................             --          12           9           6          10
                                               ------------      ------      ------      ------      ------
Net income (loss)...........................            (47)%        18%         13%         10%         19%
                                                ===========      ======      ======      ======      ======

Comparison of Six Months Ended June 30, 1995 and June 30, 1996

Revenues. The Company's revenues consist of software license fees and engineering services revenues. Revenues increased 52% from $4.0 million to $6.2 million in the six months ended June 30, 1995 and June 30, 1996, respectively. Software license fees increased 62% from $3.1 million to $5.0 million in the six months ended June 30, 1995 and June 30, 1996, respectively. This increase was primarily due to higher unit shipments to the Company's existing Taiwanese motherboard customers, and to a lesser degree to existing U.S. customers. This increase was partially offset by a decrease in software license fees from a European customer. A significant customer, which accounted for 11% of total revenues and approximately 96% of revenues from distribution of the Company's PC Card software for the six months ended June 30, 1996, recently indicated, for reasons unknown to the Company, that it intends to discontinue licensing the Company's PC Card software. Accordingly, the Company does not currently expect to receive any revenues from that customer from the distribution of the Company's PC Card software during the second half of 1996. Revenues from the distribution of the Company's PC Card software accounted for 11% and 15% of the Company's total revenues in the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. The Company anticipates that the growth in revenues from its existing customers and products for the remainder of 1996 will offset the loss of revenues from this customer from the distribution of the Company's PC Card software such that the Company believes that such loss will not have a material adverse effect on the Company's business, financial condition and results of operations. Engineering services revenues increased 98% from $147,000 to $291,000 in the six months ended June 30, 1995 and June 30, 1996, respectively. This increase was primarily due to higher engineering services revenues from customers in the U.S. Related parties revenues increased 6% from $765,000 to $814,000 in the six months ended June 30, 1995 and June 30, 1996, respectively. The increase was primarily due to higher software license fees. Revenues derived from international operations represented 70% and 69% of the Company's revenues for the six months ended June 30, 1995 and June 30, 1996, respectively. During the six months ended June 30, 1996, 41% and 15% of the Company's revenues were denominated in New Taiwan Dollars and in German Marks, respectively. Fluctuations in foreign currency exchange rates did not have a material effect on total revenues in the periods presented. However, there can be no assurance that future fluctuations in foreign currency exchange rates will not have a material adverse effect on the Company's future revenues and results of operations.

Cost of Revenues. Cost of revenues consist primarily of the cost of materials and freight expenses associated with software license fees and direct costs associated with engineering services revenues. Cost of revenues increased from $222,000, or 5% of revenues, to $431,000, or 7% of revenues, in the six months ended June 30, 1995 and June 30, 1996, respectively. Approximately $154,000 of the increase resulted from engineering services revenues associated with a product development effort with a related party. The remaining increase was attributed primarily to the cost of software license revenues.

Research and Development. Research and development expenses consist primarily of engineering personnel and related expenses and equipment costs. Research and development expenses increased 46% from $1.3 million, or 32% of revenues, to $1.9 million, or 30% of revenues, in the six months ended June 30, 1995 and June 30, 1996, respectively. This increase was primarily due to the hiring of engineering personnel and outside consultants to develop new software products, such as mobile PC BIOS and the SMSAccess product suite. The Company anticipates that it will continue to devote substantial resources to product research and development and that such expenses will continue to increase in absolute dollars.

Sales and Marketing. Sales and marketing expenses consist primarily of personnel and related expenses, sales commissions and travel costs. Sales and marketing expenses increased 21% from $1.0 million, or 26% of revenues, to $1.3 million, or 20% of revenues, in the six months ended June 30, 1995 and June 30, 1996, respectively. This increase in expenses was primarily due to higher sales commissions for increased revenues and increased participation in industry standards groups and trade shows.

General and Administrative. General and administrative expenses consist primarily of personnel and related expenses, professional services and facilities costs. General and administrative expenses increased 23% from $852,000, or 21% of revenues, to $1.0 million, or 17% of revenues, in the six months ended June 30, 1995 and June 30, 1996, respectively. This increase was primarily due to a one-time employee severance cost of $90,000 in the Company's European operations. In addition, during the second half of 1995, the Company recorded $297,000 of deferred stock compensation related to the difference between the exercise price of certain Common Stock options and the deemed fair market value of the Common Stock on the date of grant. Amortization from such deferred compensation expense equaled $38,000 and is included in general and administrative expense for the six months ended June 30, 1996.

Interest Expense. Interest expense associated with short-term borrowings decreased from $6,000 to $4,000 in the six months ended June 30, 1995 and June 30, 1996, respectively, due to a decrease in short-term borrowings.

Interest and Other Income. Interest income consists of interest income on cash and cash equivalents and other income, net of expenses. Interest and other income increased from ($7,000) to $174,000 in the six months ended June 30, 1995 and June 30, 1996, respectively, due to an increase in interest income earned on higher cash balances.

Provision for Income Taxes. The Company's effective tax rate decreased from 40% to 36% for the six months ended June 30, 1995 and June 30, 1996, respectively. This decrease was primarily due to an increase in income taxable in Taiwan at rates lower than the applicable statutory rates in the U.S. and Germany.

Comparison of Years Ended December 31, 1994 and December 31, 1995

Revenues. The Company's revenues increased 36% from $6.7 million to $9.1 million in 1994 and 1995, respectively. Software license fees increased 25% from $5.6 million to $7.0 million in 1994 and 1995, respectively. This increase was primarily due to increased software license fees resulting from the introduction of PCI and other enhanced features. A significant customer, which accounted for 14% of total revenues and approximately 86% of revenues from distribution of the Company's PC Card software for the year ended December 31, 1995, recently indicated, for reasons unknown to the Company, that it intends to discontinue licensing the Company's PC Card software; accordingly the Company does not currently expect to receive any revenues from that customer from the distribution of the Company's PC Card software during the second half of 1996. Revenues from the distribution of the Company's PC Card software accounted for 11% and 15% of the Company's total revenues in the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. The Company anticipates that the growth in revenues from its existing customers and products for the remainder of 1996 will offset the loss of revenues from this customer from the distribution of the Company's PC

Card software such that the Company believes that such loss will not have a material adverse effect on the Company's business, financial condition and results of operations. Engineering services revenues increased from $161,000 to $239,000 in 1994 and 1995, respectively. This increase was primarily due to higher engineering services revenues from customers in the U.S. and Taiwan. Related parties revenues increased 96% from $1.0 million to $1.9 million in 1994 and 1995, respectively. This increase was primarily due to the growth in software license fees. Revenues derived from international operations were 75% and 68% of the Company's revenues in 1994 and 1995, respectively. During the year ended December 31, 1995, 32.9% and 24.0% of the Company's revenues were denominated in New Taiwan Dollars and German Marks, respectively. Fluctuations in foreign currency exchange rates did not have a material impact on total revenues in 1994 or 1995. However, there can be no assurance that future fluctuations in foreign currency exchange rates will not have a material adverse effect on the Company's future revenues, business, financial condition and results of operations.

Cost of Revenues. Cost of revenues increased 8% from $591,000, or 9% of revenues, to $636,000, or 7% of revenues, in 1994 and 1995, respectively. Cost of software license fees decreased 17% from $467,000 to $387,000 in 1994 and 1995, respectively. This decrease was primarily due to the phasing out of a lower gross margin product during the course of the year, offset by a one-time royalty payment of $200,000 to a third party. Cost of engineering services revenues increased from $28,000 to $43,000 in 1994 and 1995, respectively. Cost of related parties revenues increased from $96,000 to $206,000 in 1994 and 1995, respectively. This increase was primarily due to direct costs associated with engineering services.

Research and Development. Research and development expenses increased 72% from $1.6 million, or 24% of revenues, to $2.8 million, or 30% of revenues, in 1994 and 1995, respectively. This increase was primarily due to the growth in research and development personnel from 33 to 45 individuals during the year. These additional personnel were hired as part of the effort to assist customers in certifying their products for Windows 95, as well as to develop mobile BIOS and SMSAccess.

Sales and Marketing. Sales and marketing expenses increased 48% from $1.5 million, or 23% of revenues, to $2.3 million, or 25% of revenues, in 1994 and 1995, respectively. This increase was primarily due to non-recurring charges of $283,000 related to the recognition of warrants issued to a related party and $36,000 related to warrants issued to a shareholder in exchange for marketing services. In addition, higher payroll and related expenses, including sales commissions, increased travel related to the improvement of customer relations, and increased participation in industry trade shows and user conferences accounted for the remainder of the increase. See "Certain Transactions."

General and Administrative. General and administrative expenses increased 72% from $932,000, or 14% of revenues, to $1.6 million, or 17% of revenues, in 1994 and 1995, respectively. The increase was primarily due to increased employee compensation and office facilities cost, as well as higher professional service fees. In addition, during the second half of 1995, the Company recorded $297,000 of deferred stock compensation for the difference between the exercise price of certain Common Stock options and the deemed fair market value of the Common Stock on the date of grant. The deferred compensation expense will be recognized over the four-year vesting period of the options. Amortization of deferred compensation expense of $42,000 is included in general and administrative expense for the year ended December 31, 1995.

Interest Expense. Interest expense decreased from $19,000 to $9,000 in 1994 and 1995, respectively, due to a decrease in short-term borrowings.

Interest and Other Income. Interest and other income increased from $4,000 to $105,000 in 1994 and 1995, respectively, primarily due to higher interest income earned on higher cash balances during the period.

Provision for Income Taxes. Provision for income taxes increased from $784,000 to $792,000 in 1994 and 1995, respectively, representing effective tax rates of 38% and 41%, respectively. This increase was primarily due to an increase in income. The higher effective income tax rate for 1995 was primarily due to one-time non-deductible sales and marketing charges of $319,000 associated with warrants issued offset by the recognition of $117,000 of deferred tax assets which were previously reserved based on a reevaluation of the realizability of future tax benefits based on the income earned in 1995.

Comparison of Years Ended December 31, 1993 and December 31, 1994

The results of operations for the Predecessor for the period January 1, 1993 through July 1, 1993 and the Company for the period July 2, 1993 through December 31, 1993 have been determined based upon the historical cost basis of the

Predecessor and the Company and have been combined to facilitate presentation of the results of operations on a calendar year basis.

Revenues. The Company's revenues increased 74% from $3.9 million to $6.7 million in 1993 and 1994, respectively. Software license fees increased 51% from $3.7 million to $5.6 million in 1993 and 1994, respectively. This increase was primarily due to higher software license fees resulting from the introduction of the Company's Green BIOS and CardWare software. Engineering services revenues increased 5% from $154,000 to $161,000 in 1993 and 1994, respectively. Related parties revenues increased from $50,000 to $1.0 million in 1993 and 1994, respectively. This increase was primarily due to an increase in software license fees from a related party. Revenues derived from international operations were 78% and 75% of the Company's revenues in 1993 and 1994, respectively. Fluctuations in foreign currency exchange rates did not have a material impact on total revenues in 1993 or 1994. However, there can be no assurance that future fluctuations in foreign currency exchange rates will not have a material adverse effect on the Company's future revenues, business, financial condition and results of operations.

Cost of Revenues. Cost of revenues increased from $208,000, or 5% of revenues, to $591,000, or 9% of revenues, in 1993 and 1994, respectively. Cost of software license fees increased from $169,000 to $467,000 in 1993 and 1994, respectively. This increase was primarily due to higher sales of a lower margin product that the Company bundled with its desktop BIOS product. Cost of engineering services revenues increased from $27,000 to $28,000 in 1993 and 1994, respectively. Cost of related parties revenues increased from $12,000 to $96,000 in 1993 and 1994, respectively, as revenues increased.

Research and Development. Research and development expenses decreased 46%, from $3.0 million, or 76% of revenues, to $1.6 million, or 24% of revenues, in 1993 and 1994, respectively. This decrease was primarily due to a one-time charge of $1.0 million recorded in 1993 for in-process research and development purchased as part of the acquisition of the Company by GCH. At the acquisition date, the in-process technology was not yet technologically feasible and had no alternative future use.

Sales and Marketing. Sales and marketing expenses increased 3% from $1.5 million, or 39% of revenues, to $1.6 million, or 23% of revenues, in 1993 and 1994, respectively. This increase was primarily due to increased expenses related to sales commissions and participation in trade shows.

General and Administrative. General and administrative expenses decreased 3% from $1.0 million, or 25% of revenues, to $932,000, or 14% of revenues, in 1993 and 1994, respectively. This decrease was primarily due to a reduction in payroll expenses resulting from a change in management, which was partially offset by an increase in professional service fees.

Interest Expense. Interest expense decreased from $81,000 to $19,000 in 1993 and 1994, respectively, due to a decrease in short-term borrowings.

Interest and Other Income. Interest and other income increased from $1,000 to $4,000 in 1993 and 1994, respectively, due to an increase in interest income earned on higher cash balances.

Provision for Income Taxes. For the period from July 2, 1993 through December 3, 1994, Award was included in GCH's consolidated federal and California state income tax returns. Under a tax sharing arrangement with GCH, the Company was allocated a proportionate share of GCH's consolidated income tax liability. The provision for income taxes was calculated using the separate return methodology in accordance with SFAS No. 109. The provision for income taxes was $0 and $784,000 in 1993 and 1994, respectively. The Company incurred a net operating loss in 1993 and consequently paid no federal, state or foreign income taxes. The Company's effective income tax rate was 38% for the year ended December 31, 1994.

QUARTERLY RESULTS OF OPERATIONS

The following table sets forth certain unaudited results of operations for each of the quarters in the years ended December 31, 1994 and 1995 and for the quarters ended March 31, 1996 and June 30, 1996, in both absolute dollars and as a percentage of the Company's total revenues. In the opinion of management, this information has been prepared on a basis consistent with the Company's audited Consolidated Financial Statements, which appear elsewhere in this Prospectus, and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary to present fairly the information for the periods presented when read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto. The operating results for any quarter are not necessarily indicative of the results for the full year or any future quarter.

The Company's revenues significantly increased in the fourth quarters of 1994 and 1995, reflecting the seasonality of the Company's business. In addition, the Company's revenues and profits decreased in the first quarter of 1995 and 1996 as compared with the fourth quarter of the previous year. Quarterly fluctuations in cost of revenues are due to the mix and volume of software license fees and engineering services revenues. Cost of revenues in the three months ended December 31, 1995 increased to $315,000 and was attributable primarily to a one-time royalty payment of $200,000 to a third party. Sales and marketing expenses in the three months ended September 30, 1995 increased to $757,000. This increase was attributable primarily to a non-recurring $283,000 charge related to the recognition of warrants issued to a related party.

The Company has experienced and expects to continue to experience fluctuations in its quarterly results. The Company's revenues are affected by a number of factors, including the demand for PCs and other microprocessor-based devices, timing of new product introductions, product mix, volume and timing of customer orders, activities of competitors and the ability of the Company to penetrate new markets. See "Risk Factors -- Fluctuations in Quarterly Operating Results; Seasonality."

                                                            QUARTERS ENDED
     Dollars in      --------------------------------------------------------------------------------------------
     thousands,
  except per share                   1994                                  1995                        1996
        data         MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                              (UNAUDITED)
Revenues:
  Software license
    fees............  $1,315   $1,404    $1,473   $1,393    $1,496   $1,629    $1,675   $2,189    $2,175   $2,874
  Engineering
    services........      20       33        75       33       105       42        48       44       131      160
  Related parties...     119       45       140      668       455      310       535      602       506      308
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
        Total
          revenues..   1,454    1,482     1,688    2,094     2,056    1,981     2,258    2,835     2,812    3,342
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Cost of revenues:
  Software license
    fees............     249      137        52       29        17       94        47      229        52       87
  Engineering
    services........       2        3        17        6        23        7         8        5        26       31
  Related parties...      10        4        12       70        45       36        44       81       210       25
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
        Total
          cost of
          revenues..     261      144        81      105        85      137        99      315       288      143
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Gross profit........   1,193    1,338     1,607    1,989     1,971    1,844     2,159    2,520     2,524    3,199
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Operating expenses:
  Research and
    development.....     351      332       475      443       593      681       674      803       855    1,011
  Sales and
    marketing.......     327      374       360      476       425      612       757      488       560      698
  General and
   administrative...     150      208       189      385       415      437       371      377       590      456
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
        Total
          operating
          expenses..     828      914     1,024    1,304     1,433    1,730     1,802    1,668     2,005    2,165
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Income from
  operations........     365      424       583      685       538      114       357      852       519    1,034
Interest expense
  (income), net.....       8        3         7       (3 )       8        5       (13)     (96 )     (84)     (86 )
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Income before income
  taxes.............     357      421       576      688       530      109       370      948       603    1,120
Provision for income
  taxes.............     138      163       224      259       214       44       150      384       217      403
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
Net income..........  $  219   $  258    $  352   $  429    $  316   $   65    $  220   $  564    $  386   $  717
                     ========== ======== ======== ======== ========== ======== ======== ======== ========== ========
Net income per
  share.............  $ 0.03   $ 0.04    $ 0.06   $ 0.07    $ 0.05   $ 0.01    $ 0.03   $ 0.09    $ 0.06   $ 0.12
                     ========== ======== ======== ======== ========== ======== ======== ======== ========== ========
Weighted average
  common and common
  equivalent shares
  in thousands......   6,345    6,345     6,345    6,345     6,659    6,726     6,400    6,365     6,076    6,061

                                                            QUARTERS ENDED
                      --------------------------------------------------------------------------------------------

As a percentage of                   1994                                  1995                        1996
total revenues       MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30
                     --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                              (UNAUDITED)
Revenues:
  Software license
    fees............     90%      95%       87%      67%       73%      82%       74%      77%       77%      86%
  Engineering
    services........      2        2         5        1         5        2         2        2         5        5
  Related parties...      8        3         8       32        22       16        24       21        18        9
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
        Total
          revenues..    100      100       100      100       100      100       100      100       100      100
Cost of revenues:
  Software license
    fees............     17        9         3        1         1        5         2        8         2        3
  Engineering
    services........     --        1         1        1         1       --        --       --         1        1
  Related parties...      1       --         1        3         2        2         2        3         7        1
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
        Total
          cost of
         revenues...     18       10         5        5         4        7         4       11        10        5
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
Gross profit........     82       90        95       95        96       93        96       89        90       95
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
Operating expenses:
  Research and
    development.....     24       23        28       21        29       34        30       28        30       30
  Sales and
    marketing.......     22       25        22       23        21       31        34       17        20       21
  General and
   administrative...     10       14        11       18        20       22        16       13        21       14
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
        Total
          operating
          expenses..     56       62        61       62        70       87        80       58        71       65
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
Income from
  operations........     26       28        34       33        26        6        16       31        19       30
Interest expense
  (income), net.....      1       --        --       --        --       --        (1)      (3)       (3)      (3)
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
Income before income
  taxes.............     25       28        34       33        26        6        17       34        22       33
Provision for income
  taxes.............     10       11        13       12        10        3         7       14         8       12
                        ---    -------     ---    -------     ---    -------     ---    -------     ---    -------
Net income..........     15%      17%       21%      21%       16%       3%       10%      20%       14%      21%
                        ====   ======      ====   ======      ====   ======      ====   =======     ====   ======

LIQUIDITY AND CAPITAL RESOURCES

Since its acquisition by GCH, the Company has funded its operations primarily through the private sale of equity securities and from cash generated from operations. As of June 30, 1996, the Company had cash and cash equivalents of $10.9 million and working capital of $11.9 million. Net cash used in operating activities was $676,000 in 1993 and was primarily due to a net loss and acquired in-process research and development. Net cash provided by operating activities was $1.9 million in 1994 and was primarily due to net income. Net cash provided by operating activities was $2.1 million in 1995 and was primarily due to net income and increases in accrued liabilities. Net cash provided by operating activities was $1.2 million for the six months ended June 30, 1995 and was primarily due to net income and increases in accrued liabilities. Net cash provided by operating activities was $394,000 for the six months ended June 30, 1996 and was primarily due to higher net income partially offset by increases in accounts receivable and other current assets.

Net cash used in investing activities was $659,000 in 1993 and was primarily due to the acquisition of the Company from the Predecessor. Net cash used in investing activities was $75,000 in 1994 and was primarily due to the purchase of general equipment. Net cash used in investing activities was $147,000, $34,000 and $370,000 in 1995 and for the six months ended June 30, 1995 and 1996, respectively, and was primarily due to the purchase and upgrade of the Company's computer hardware.

Net cash provided by financing activities was $1.6 million in 1993 and was primarily due to proceeds from Common Stock issuance and borrowings from GCH. Net cash used by financing activities was $781,000 in 1994 and was primarily due to advances and repayments to GCH and principal payments under unaffiliated third-party note obligations. Net cash provided by financing activities was $3.1 million in 1995. In 1995 and the six months ended June 30, 1996, the net cash provided by financing activities was primarily due to proceeds from private equity sales. For the six months ended June 30, 1995 and 1996, cash used by financing activities was $1.5 million and cash provided by financing activities was $4.5 million, respectively.

The Company believes that the net proceeds from the sale of Common Stock offered hereby, together with anticipated cash flow from operations and existing cash balances, will satisfy the Company's projected expenditures through 1997 for working capital and general corporate purposes, including an increase in the Company's internal product development, staffing in connection with new product introductions and other related product development expenditures. From time to time, in the ordinary course of business, the Company enters into strategic relationships with its customers or other participants in the PC industry. Such strategic relationships may include equity investments in the Company. If additional funds are raised through the issuance of equity securities, the percentage ownership of the shareholders of the Company will be reduced, shareholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. Other than its relationships with Vobis and AMD, the Company has no current commitments or agreements with respect to any strategic relationships, including any equity investments. See "Risk Factors -- Dilution" and "Dilution."

NEW ACCOUNTING PRONOUNCEMENTS

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for all of their employee stock compensation plans. SFAS No. 123 does, however, require entities to include pro forma disclosures of the difference, if any, between compensation cost included in net income and the related cost measured by the fair value method. The Company does not intend to adopt the accounting provisions of the new standard and will adopt the disclosure provisions in its financial statements for the year ending December 31, 1996.

                                    BUSINESS

Award designs, develops and markets system management software for the global computing market. System management software is one of the fundamental layers in PC architecture and provides an essential interface between a PC's operating system software and hardware. The Company's principal system management software products include a suite of Basic Input/Output System software ("BIOS"). Award's customers include designers and manufacturers of motherboards, PC systems and other microprocessor-based (or "embedded") devices. The Company believes that its products and engineering services enable customers to rapidly develop new motherboard designs for state-of-the-art computer systems. The Company markets and licenses its products and services worldwide and has established itself as a leading provider of desktop system management software in Asia, which accounts for approximately 40% of worldwide desktop motherboard production.

The BIOS, which is the software initially executed after the system is turned on, tests and initializes hardware components, initiates the operating system and then provides advanced interface functions. Award's desktop BIOS products enable a PC to support a number of key advanced technologies, including Plug and Play, PCI, DMI and APM. The Company is currently developing further enhancements to its BIOS, including support for USB. The Company's embedded device BIOS provides customized features to address the specialized needs of its customers in this market. In addition to the Company's proprietary suite of system management software products, Award offers PC Card software that enables PCs and other electronic devices to recognize, install, configure and operate peripheral devices, such as network or modem cards.

The Company currently licenses its products to more than 200 customers worldwide. In response to its customers' need to develop and integrate new technologies rapidly, the Company has developed its business with a particular emphasis on providing local engineering service and support in each of its major target regions: Asia (especially Taiwan) North America and Europe. The Company is increasing its presence in Europe through a strategic relationship with Vobis, pursuant to which the Company and Vobis are jointly developing BIOS and utilities for the desktop PC and embedded device markets. As part of this relationship, Vobis purchased shares representing approximately 12% of the Company's Common Stock outstanding at the time of its investment.

The Company has also entered into a joint technology development and support agreement with AMD to support the design and development of products related to AMD's K86 microprocessor. As part of this relationship, AMD has designated Award as its primary supplier of BIOS-related products and engineering services for its baseline reference and production-ready K86 platform designs, and made an equity investment in the Company's Common Stock.

The Company is leveraging its existing customer relationships and desktop expertise to develop system management software for the mobile and network computing markets. The Company anticipates that leading Taiwanese desktop system and motherboard manufacturers, many of which are Award customers, will enter the mobile PC market, and, in response, the Company is developing enhanced system management software for mobile PCs. In addition, the Company is developing a suite of applications called SMSAccess that, among other functions, will enable remote access to, and diagnosis and repair of, disabled systems.

INDUSTRY BACKGROUND

PC systems consist of four layers: the hardware, the BIOS, the operating system and the application software. The computer's primary hardware component, the motherboard, is connected to peripheral hardware devices, such as a keyboard, hard disk drive and mouse. The BIOS is stored in a non-volatile memory chip on the motherboard while the operating system and application software are stored on the hard disk drive. The BIOS, which is the software initially executed after the system is turned on, tests and initializes hardware components and initiates the operating system. After the BIOS completes the start up or "booting" of the system, it serves as the interface between the computer hardware and the operating system. By acting as the bridge between the operating system and the computer hardware, the BIOS makes it possible to develop hardware and software independently. As a result, the pace of innovation for hardware products in the PC industry, where the typical life cycle of a hardware design is six to twelve months, has not been constrained by the slower pace of operating system development, where generational advances can take several years to develop.

Enhanced BIOS and other system management software have been developed to support implementation of new industry standards and technologies, such as Plug and Play, PC Card, DMI, "hot-docking" and APM. Improved versions of BIOS are currently being developed to support USB and the latest PC industry standards. Many of these new technologies will play an important part in the development of PCs and embedded devices for the Internet and other network computing environments.

Several important trends are currently affecting the system management software industry:

Outsourcing of System Management Software Development. The rapid pace of technological innovation in recent years has required system makers to adapt to short production cycles and operate in an environment of continuous innovation. As PC and motherboard designers and manufacturers continuously improve their hardware products, they must ensure the compatibility of these new designs with existing operating systems through a customized BIOS. While some PC and motherboard manufacturers develop system management software internally, increasingly complex technology, demand for compatibility and competitive market pressures are driving many manufacturers to rely on dedicated system management software providers. These manufacturers demand high levels of support at all stages of product development, making it necessary for system management software vendors to provide effective localized engineering support during the production process.

Outsourcing of Motherboard Production. Competitive pressures in the PC market have also caused system manufacturers to outsource PC motherboard production to reduce cost and stay current with advancing technologies. Manufacturers in Taiwan have taken advantage of this trend to become significant participants in the world desktop system and motherboard production market. Further, their role has expanded to include design decisions, such as the selection of the BIOS and other system management software. To rapidly integrate new motherboard designs into the overall PC system, these manufacturers require locally based system management software engineering resources.

Proliferation of x86 Architecture in the Embedded Device Market. Traditional PC architecture, which is based on the x86 design, is being adopted for use in the embedded computer market. The implementation of x86 architecture permits the development of open systems that can employ standard software, development tools and peripheral hardware products. Embedded devices perform a single or limited number of complex applications for a dedicated purpose. These embedded devices require advanced capabilities for data analysis, communication, control and ease-of-use and depend upon highly customized system management software solutions to ensure performance, reliability and functionality.

Demands for Product Support Solutions. As PC use by less technically sophisticated home and business users has grown, PC system manufacturers have been searching for cost-effective solutions to provide technical customer support services. The emerging network computing environment potentially provides system manufacturers with the ability to access the hardware and operating systems in order to ascertain the problems of the user and to make repairs. Additionally, manufacturers of embedded systems are searching for cost-effective ways to maintain and support their products, which are broadly distributed and sometimes installed in remote locations that cannot be directly accessed by support personnel. To address this opportunity, providers of system management software are beginning to work closely with system manufacturers to develop products with remote access, diagnostic and repair capabilities. For example, AMD has committed to license the Company's SMSAccess suite of applications for use with its platforms as they become commercially available.

AWARD STRATEGY

The Company's objective is to become the leading designer, developer and marketer of system management software by providing innovative solutions to the desktop PC, embedded device, mobile PC and network computing markets. The Company's strategy includes the following key elements:

Build Upon Desktop Leadership in Asia. Award is currently a leading provider of system management software to the Asian desktop motherboard market and will attempt to increase market share in this important region. The Company believes that PC manufacturers worldwide increasingly outsource PC design decisions, including the selection of system management software, to the OEMs and original design manufacturers in Taiwan that form the core of the Company's client base. Award further believes its longstanding focus on Asia positions it to take advantage of this market growth, and the Company plans to maintain a high level of engineering and management resources in this region.

Leverage Existing Customer Relationships and Desktop Expertise to Pursue the Mobile and Embedded Markets. The Company believes that it can leverage its desktop system management software expertise to design and develop products for the mobile PC and embedded device markets. To complement its mobile BIOS products, the Company also offers system management software to support the PC Card standard, which is broadly implemented in the mobile PC market. The Company believes that the leading Taiwanese desktop system and motherboard manufacturers, many of which are

Award customers, will enter the mobile PC market and provide the Company with opportunities to license its mobile BIOS products. In addition, the Company is establishing a full service operation in Tokyo to design, develop and market system management software to the mobile PC manufacturers in Japan, which are significant participants in the mobile PC market. The Company is also pursuing opportunities with manufacturers of embedded devices, a market characterized by relatively long product life cycles, often from three to seven years.

Provide Innovative Products for the Emerging Network and Internet Computing Marketplace. The Company is designing and developing a number of products for the emerging network computing market. For example, as part of the SMSAccess suite of applications, Award is developing its RPBAccess software, which will allow an end-user to obtain diagnostic and repair system support service through a modem or the Internet without a functional operating system or operational hard disk. In addition, Award's SMSAccess software suite will allow a network administrator to access and retrieve system management information, either locally or remotely. The Company's WWWAccess software, which will include web browser technology licensed from third parties, will provide embedded devices, such as point-of-sale systems, set-top boxes and personal digital assistants, with Internet capabilities. There can be no assurance, however, that the Company will successfully develop and market such software.

Provide Localized Customer Service in Key Markets. The Company provides responsive and competitive system management software engineering and support by maintaining engineering, marketing and sales staff in three key PC design centers around the world: Taiwan, the U.S. and Germany. For many of its customers, Award serves as an important source of research and development, providing customized solutions within the tight timeframes required in the competitive motherboard market. In addition, the Company's local service centers allow it to act as an important conduit between the technology centers in the U.S. and key PC design centers. Easy accessibility, frequent communication and localized interaction are crucial to the selection and implementation of Award system management software. The Company believes that its emphasis on local service enables it to perform high quality, reliable and timely engineering and support services and provides it with a competitive advantage.

PRODUCTS -- SYSTEM MANAGEMENT SOFTWARE

Award System BIOS

The Company's Award System BIOS consists of core software code that can be combined with additional software modules to add specific functions and features, including Plug and Play, PCI, APM and DMI. The Company is currently testing additional modules that support the USB standard. The Company integrates the core software code with some or all of these software modules to create a product that meets the needs of its three principal markets: desktop PCs, embedded devices and mobile PCs. To date, the majority of the Company's software license fees have been derived from sales in the desktop PC market.

Desktop BIOS integrates the core software code with modules that support the following technological advancements:

     - Plug and Play permits the BIOS and operating system software to automatically recognize and configure PC hardware and peripherals, such as printers, network cards and multimedia accessories. A variation of this technology, known as "hot" Plug and Play, allows for the installation, recognition and removal of peripherals while power is on.

     - PCI was developed by a consortium led by Intel and provides an automatically configured interface between high-speed peripheral components and PC systems.

     - APM reduces power consumption by continuously monitoring system activity, sensing idle time and powering down or powering off components.

     - DMI is a new industry standard that allows the desktop configuration data to be easily accessed locally or over a network. This software is capable of detecting and storing configuration information from devices and systems that comply with the industry standard Desktop Management Task Force specification.

The Company is currently developing a module to support USB. USB is a new Plug and Play interface under development by Microsoft and Intel, which is designed to provide an easy connection for slow and medium speed peripherals to a PC by supplying a uniform connector to make installing a peripheral as simple as plugging in a telephone.

Embedded Device BIOS integrates the core software code with selected modules and additional custom features. Award works closely with embedded device customers to incorporate BIOS into design intensive embedded hardware. Unlike PC products, which typically experience short product cycles, a typical embedded device solution has a relatively long product life, with most designs lasting through the life cycles of the products into which they are integrated, often three to seven or more years.

Mobile PC BIOS is a new customized BIOS solution for use in notebook and other portable PCs, which will integrate the core software code with modules that support Plug and Play, PCI, APM and DMI. In addition, this new product will support the hardware associated with mobile PCs, such as chipsets and keyboard controllers, as well as other advanced technologies. For example, "hot docking" allows users to connect to and disconnect from their mobile PCs to desktop docking stations without turning off their machines. The Company is also developing smart battery support which ensures compatibility and monitors diagnostic information for the advanced batteries found in mobile PCs.

PC Card Software
The Personal Computer Memory Card International Association ("PCMCIA") was formed to enact standards for credit card size computer memory and peripheral add-on products called "PC Cards." Award supplies software to enable PCs and other electronic devices to recognize, install, configure and operate peripheral devices that comply with PCMCIA standards. Award's PC Card software, CardWare and CardControl, provides a number of benefits over traditional PC Card software, including the efficient use of system memory, greater portability, ease of maintenance, and a more modular design.

CardWare consists of several software components: CardWare Socket Services, which works with the hardware to recognize PC Card socket status and report that status to other PC Card software; CardWare Card Services, which provides resource management as well as the industry standard programming interface and allows the user to hot-swap multiple PC Cards in the system; and a suite of software drivers, which handle recognition and configuration of CardWare Socket Services and CardWare Card Services.

CardControl is a software program that operates under Windows and allows a user to review or configure a PC Card. In addition, this software contains two unique advisory modes, which automatically configure a card for optimal performance or suggest available configurations.

SMSAccess
The Company is currently developing the SMSAccess suite of applications that includes significant enhancements to traditional system management software products:

DMIAccess is a Windows application that allows a user to view hardware specific information without physically looking in the computer or reading the system start-up messages. Such information includes RAM configuration, system serial number, motherboard serial number, and hard drive options. In conjunction with third-party software, DMIAccess provides a complete solution which network administrators can use to remotely access data provided by DMI-compliant hardware.

BIOSAccess is a Windows application, currently under development, that will allow a user to view and change system setup information, such as power management, display, security, sound, keyboard, and serial/parallel port options. The application also will allow the user to view basic system parameters such as RAM size, hard disk size, processor type, and BIOS version. BIOSAccess is expected to replace traditional, less user-friendly character-based utilities.

RPBAccess is a patent-pending product, currently under development, that will allow technical support personnel to remotely access a disabled PC via a modem, network or Internet connection. The Company believes that this software is unique because it operates without a functioning hard drive or operating system and thus can solve a greater number of system problems. RPBAccess will allow an expert system or technical support person to run BIOS setup, see error messages, upload and download files (if the hard disk functions), and upload and download diagnostic software. Consequently, PC manufacturers will be able to efficiently diagnose and potentially repair systems without the usual user telephone relay or site visit. RPBAccess will benefit PC system manufacturers because it can reduce both the time and expense to diagnose and repair the system.

USBAccess is a Windows application the Company plans to develop that will display the type and status of all connected USB devices, providing the user with access to such USB options as bandwidth allocation and power management. In conjunction with third party software, USBAccess will provide a complete solution that network administrators can use remotely to access data provided by USB-compliant hardware.

CUSTOMERS

The Company services over 200 customers worldwide, including designers and manufacturers of desktop PC motherboards, PC systems and notebooks and hardware component and embedded device manufacturers. From time to time, the Company has worked with selected customers to co-develop certain products and expects to pursue additional co-development opportunities in the future. For example, the Company is currently working with Vobis to develop custom products for certain embedded applications and with AMD on the design and development of products related to its K86 microprocessor.

The following is a list of customers of the Company who individually accounted for at least $50,000 in revenues in the year ended December 31, 1995, representing, in the aggregate, approximately 74% of the Company's revenues. These customers have licensed the Company's software, and certain of such customers have contracted for the Company to provide non-recurring engineering ("NRE") services, in the categories in which they are listed below.

       PC MOTHERBOARD DESIGNERS AND MANUFACTURERS

Ansoon Technology Co.
BCM Advanced Research, Inc.
Chaintech Computer Limited Co.
Diamond Flower International Inc.
Elitegroup Computer Systems Inc.
First International Computer Inc.
Full Yes Industrial Corp.
Gemlight Computer Ltd.
GigaByte Technology Co., Ltd.
Hsing Tech Enterprise Co., Ltd.
Holco Enterprise Co., Ltd.
J. Bond Computer Systems Corp.
Ocean Office Automation Ltd.
Powertech, Inc.
President Technology Inc.
Sukjung
Rectron Ltd.
United Spring Association Ltd.
Vector
Vtech Industries, Inc.

       PC SYSTEM AND NOTEBOOK MANUFACTURERS

Kapok
Mitac Electronics Group
Maxdata Computer GmbH
Siemens Components, Inc.
Synnex Information Technologies, Inc.
Toshiba Europa (I.E.) GmbH
Vobis Microcomputer AG

       HARDWARE COMPONENT AND EMBEDDED MANUFACTURERS

Advanced Micro Devices, Inc.
Quadrus
Helix Magnetics, Inc.
RadiSys Corporation

In the year ended December 31, 1994, Siemens and Toshiba accounted for approximately 17% and 12% of the Company's revenues, respectively, and in the year ended December 31, 1995, Vobis and Toshiba accounted for approximately 13% and 14% of the Company's revenues, respectively. For the six months ended June 30, 1996, Vobis and Toshiba accounted for approximately 13% and 11% of the Company's revenues, respectively. Toshiba recently indicated that it would discontinue licensing the Company's PC Card software during the third quarter of 1996. See "Risk Factors -- Competition" and "-- Dependence on Key Customer Relationships; Concentration of Credit Risk." See Note 9 of Notes to Consolidated Financial Statements for geographic segment information.

SALES AND MARKETING

The Company markets its products directly and through independent sales representatives. In North America, Award sales managers operate from the Company's headquarters in Mountain View, California. The Company complements its sales force in the U.S. with an independent sales representative in Southern California. In Asia, the Company operates from its office in Taipei, Taiwan, and through independent sales representatives in Korea and Japan. In Europe, the Company markets through its office in Munich, Germany. The Company supports its sales efforts with marketing programs that include exhibitions at trade shows, participation in industry associations, attendance at technical seminars and designation as hardware reference platform designs by chipset manufacturers. For example, AMD has designated the Award Desktop BIOS for its baseline K86 microprocessor design for desktop PC and server applications.

The Company believes that customer service and technical support are important competitive factors in the system management software market. Accordingly, the Company provides local service and support for its customers in the U.S.,

Europe and Asia. In addition, the Company provides worldwide technical support from the U.S. for end-users of its products through dial-in telephone services, facsimile, e-mail and the Company's web site on the World Wide Web. Information contained in the Company's home page shall not be deemed to be a part of this Prospectus. Award believes that close contact with its customers not only improves its customers' level of satisfaction, but also provides early access to its customers' new product plans and requirements.

PRODUCT DEVELOPMENT

Award's research and development efforts consist of new product development, product enhancements and product customization for individual customers. The Company develops new products in response to emerging standards such as DMI and to address perceived opportunities in related markets such as mobile computing and remote diagnostics. Award's engineers actively participate in a number of relevant industry standard groups, such as the Personal Computer Memory Card International Association, the Desktop Management Task Force and the Peripheral Component Interconnect Special Interest Group, which help guide the Company's product planning. Software is developed in a modular fashion to facilitate changes and updates as needed to meet customer requirements and rapid development of new products.

An important function of the Company's engineering group is to perform the customization of the BIOS for each new motherboard. The Company works closely with the customer's engineers to ensure that the final motherboard design and the Award BIOS are developed efficiently. The turnaround time for customizing a BIOS for a customer (from receipt of motherboard and engineering to quality assurance and product release) can be as short as one week. Customization of a BIOS can be done either in the U.S., Taiwan or Europe, depending on resource availability and customer needs.

Because the development of the Company's software products requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines. Competition to attract and retain such personnel is intense, and the failure of the Company to hire and retain talented technical personnel or the loss of one or more key technical employees could have an adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Key Personnel; Ability to Attract and Retain Key Technical Employees."

COMPETITION

The markets for the Company's products are highly competitive. The principal competitive factors affecting the markets for the Company's software include technological excellence, timeliness of product introduction, responsiveness to customer requirements, customer relationships, industry relationships, engineering services, ease of use, ease of integration and price. Due to its technological competence, large customer base in the desktop PC market, and strong relationships with industry participants, the Company believes it competes favorably with respect to all of these factors. Further, part of the Company's strategy is to develop innovative software product solutions to address the emerging trends in the PC and embedded device markets. There can be no assurance that such products or technologies will be successfully developed by the Company or that such products will not be developed by others, rendering the Company's software or technologies non-competitive or obsolete. Failure to successfully implement this strategy could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Industry Background" and "-- Product Development."

The Company faces competition primarily from other systems management software companies, including American Megatrends, Inc., Phoenix Technologies Ltd. and SystemSoft Corporation, and also from the in-house software development staffs of current and prospective customers. Certain of the companies with which the Company competes or may in the future compete have substantially greater financial, marketing, sales and support resources and greater brand name and technological leadership recognition than the Company. There can be no assurance that the Company will be able to develop software comparable or superior to software offered by its competitors. In addition, the PC market experiences intense price competition and the Company expects that, in order to remain competitive, it may have to decrease unit prices on some or all of its software products. Any such decrease would have a material adverse effect on the Company's business, financial condition and results of operations.

The Company believes that interdependencies may develop between system management software companies and their customers, which would need to be overcome in order to replace an entrenched competitor. While Award believes such entrenchment may benefit the Company in its existing relationships with key participants in the PC market, especially with its customers in Taiwan, customer entrenchment may make it more difficult for the Company to displace competitors or increase market presence, particularly in the mobile PC market, where competitors may have strong relationships with certain mobile PC manufacturers. Intel, for example, has entered into formal agreements with, and become a significant shareholder in, Phoenix Technologies Ltd. and SystemSoft Corporation. In addition, SystemSoft Corporation has entered into agreements with Microsoft, IBM and Compaq to license its PC Card software.

The Company believes that competitive pressures in the system management software market may increase as (i) microprocessor manufacturers continue to enter the motherboard manufacturing market and (ii) operating software system vendors incorporate more system management software into their products. The entrance or expansion of microprocessor manufacturers who are not customers of the Company into the motherboard manufacturing markets may have an adverse effect on the Company's motherboard manufacturing customers. Further, as software manufacturers provide greater functionality and features, user value and performance to their products that eliminate or encroach upon the need for the Company's software products, the market for such products could be materially diminished.

Microsoft includes basic PC Card software in its Windows 95 operating system and has announced the inclusion of full PC Card software support in its next generation Windows 9x and Windows NT operating systems. Currently, the Company is developing PC Card software for Microsoft's Windows NT. If end-users of Microsoft's version of the basic PC Card and Plug and Play software included in its operating systems perceive such software as being adequate for their computing needs, Award's revenues from PC Card software would be adversely affected. While the Company believes that the trend in the PC industry toward greater complexity will continue and that the Company's products offer a technologically proven, timely and cost-effective solution to this need, there can be no assurance that other participants in the PC industry will not develop products and solutions that encroach upon the demand, or obviate the need, for the Company's products. See "Risk Factors -- Dependence on Key Customer Relationships; Concentration of Credit Risk."

INTELLECTUAL PROPERTY

The Company's success depends in significant part on the development, maintenance and protection of its intellectual property. The Company regards all of its software as proprietary and attempts to protect it with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions and the protection of copyright laws, it may be possible for unauthorized third parties to copy the Company's software or to reverse engineer or obtain and use information that the Company regards as proprietary. The Company has patent applications pending in the U.S. and/or abroad on six inventions, three of which are owned jointly with a third party. There are currently no issued patents covering the Company's products. However, the Company does not generally rely on patents to protect its products. The Company licenses its object and source code under written license agreements. Certain provisions of such licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed programs, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign jurisdictions, including Taiwan, do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the protections put in place by the Company will be adequate.

Significant and protracted litigation may be necessary to protect the Company's intellectual property rights to determine the scope of the proprietary rights of others or to defend against claims of infringement. Moreover, although the Company is not currently involved in any litigation with respect to intellectual property rights, in the past there have been allegations that certain portions of the Company's core BIOS infringed on a third party's copyrights. In response, the Company rewrote certain software routines in a "clean room" procedure and is upgrading its customers to the new version of such software routines in order to avoid any further allegations of infringement. The Company believes that its software does not presently infringe the copyrights of any third parties. However, there can be no assurance that other parties will not make allegations of infringement in the future. Such assertions could require the Company to discontinue the use of certain software routines, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. Although the Company has been able to acquire licenses from third parties in the past, there can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license is obtainable, that the terms would be commercially acceptable to the Company in the event such assertions are made in the future.

EMPLOYEES

As of August 31, 1996, the Company had 98 full-time employees, of whom 52 are engaged in engineering and technical positions, 26 in sales and marketing, and 20 in finance, operations and administration. Except for its employees in Germany, none of the Company's employees is subject to an employment agreement with the Company. No employee of the Company is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage due to labor difficulties and believes that its employee relations are good.

LEGAL PROCEEDINGS

The Company is not currently engaged in any material litigation or legal proceedings.

FACILITIES

The Company's headquarters are located in Mountain View, California. The Company subleases approximately 20,000 square feet in this facility under a lease agreement that expires on December 31, 1996 and may be renewed on a yearly basis thereafter. The Company also leases office space in Taipei, Taiwan and Munich, Germany. These offices provide sales and technical support to its customers in Asia and Europe, respectively. The Company believes that its facilities are adequate to support operations for the next twelve months. In the event that additional space is needed, the Company believes that suitable additional or alternative space adequate to serve its needs will be readily available on commercially reasonable terms. See "Certain Transactions."

                                   MANAGEMENT

The executive officers and directors of Award and their ages as of August 31, 1996 are as follows:

-------------------------------------------------------------------------------------------------------
         NAME                 AGE                                    POSITION
-------------------------------------------------------------------------------------------------------
George C. Huang........        55          Chairman of the Board, President, Chief Executive Officer
                                           and Director
Reza Afghan............        35          Vice President, Operations
Kevin J. Berry.........        46          Vice President, Finance, Chief Financial Officer, Treasurer
                                           and Secretary
Maurice W. Bizzarri....        40          Vice President, Engineering and Product Marketing
Lyon T. Lin............        44          General Manager, Taiwan; President, Award Software Hong Kong
                                           Limited
Ann P. Shen............        55          Vice President, Sales and Marketing
Cheng Ming Lee.........        53          Director
David S. Lee(1)(2).....        59          Director
Theodor L. Lieven......        44          Director
Masami Maeda...........        61          Director
Anthony Sun(1).........        44          Director
William P. Tai(1)(2)...        34          Director

---------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

GEORGE C. HUANG has served as Chairman of the Board of Directors, President, Chief Executive Officer and Director since July 1993. From January 1984 to the present, Dr. Huang has served as Chairman of the Board of Directors of GCH Systems, Inc. ("GCH"), a company that develops and markets embedded controllers, Application Specific Integrated Circuits and PC systems, and from January 1984 until November 1994, he also served as Chief Executive Officer of GCH. From February 1987 to the present Dr. Huang has served as a Director of GCH-Sun Systems Company Ltd. ("GSS"), a subsidiary of GCH. From January 1990 to May 1996, Dr. Huang served as a Director of Fidelity Venture Capital Corporation ("FVCC"), a shareholder of GCH and the Company. Dr. Huang received a B.S. from the National Taiwan University, an M.S. from Washington State University, and a Ph.D. in Electrical Engineering from University of Washington.

REZA AFGHAN has served as Vice President, Operations since January 1994. From November 1987 to January 1994, Mr. Afghan served as Vice President, Sales and Operations of GCH. He received his B.S. in Electrical Engineering from Oregon State University.

KEVIN J. BERRY has served as Vice President, Finance, Chief Financial Officer and Treasurer since June 1995 and Secretary since October 1995. From December 1988 to May 1995, Mr. Berry served as Vice President, Finance for the CMX and Aurora divisions of Chyron Corporation, a developer and manufacturer of software and systems for the video marketplace. Mr. Berry received a B.S. in Finance and an M.B.A. from New York University.

MAURICE W. BIZZARRI has served as Vice President, Engineering and Product Marketing since July 1995. From June 1992 to July 1995, Mr. Bizzarri consulted in the systems software industry. From November 1990 to June 1992, he served as Vice President, Research and Development of Connective Strategies, Inc., a hardware/software company.

LYON T. LIN has served as General Manager, Taiwan, and President, Award Software Hong Kong Limited since July 1993. From January 1984 to June 1993, Mr. Lin served as Vice President of GCH. Mr. Lin is also a director of GSS. Mr. Lin received a B.S. in Electrical Engineering from National Chiao-Tung University and an M.S. in Electrical Engineering from Santa Clara University. Mr. Lin is the brother-in-law of George C. Huang.

ANN P. SHEN has served as Vice President, Sales and Marketing since December 1994. From June 1994 to December 1994, she served as Vice President, Engineering and Marketing and from August 1993 to June 1994 she served as Vice President, Engineering. Dr. Shen served as Vice President, Engineering at GCH from October 1992 to June 1994. From March 1990 to August 1992, Dr. Shen served as Vice President, Engineering and Manufacturing Director of OPTA, a digital camera and high-end graphic/video card company. Dr. Shen received a B.S. in Physics from National Taiwan University, an M.S. in Physics from the University of California, Los Angeles and a Ph.D. in Solid State Physics from New York Polytechnical University.

CHENG MING LEE has served as a director since July 1993. From April 1987 to the present, Dr. Lee has served as the President and Chief Executive Officer of Taiwan Venture Capital Corporation ("TVCC") and FVCC, both of which are shareholders of the Company. Dr. Lee serves on the Board of Directors of Taiwan Opportunities Fund Limited and

CNET Technology Corp. Dr. Lee received a B.S. from National Taiwan University, M.S. from Stanford University and a Ph.D. in Chemical Engineering from the University of Houston.

DAVID S. LEE has served as a director since December 1994. From May 1995 to the present, Mr. Lee has served as the Chairman of CMC Industries, Inc., a contract manufacturing company. From November 1985 to August 1994, Mr. Lee served as the President and Chief Executive Officer of DTC Data Technology Corporation (formerly Qume Corporation), a manufacturer of disk controller and communication peripherals. Mr. Lee serves on the Board of Directors of Linear Technology Corporation and Photonics Corporation. In addition, Mr. Lee is a member of the Board of Regents of the University of California. Mr. Lee holds an Honorary Doctorate of Engineering and B.S. in Mechanical Engineering from Montana State University and an M.S. in Mechanical Engineering from North Dakota State University.

THEODOR L. LIEVEN has served as a director since January 1996. From January 1975 to the present, Mr. Lieven has served as Chief Executive Officer of Vobis Microcomputer AG, a computer and peripherals retailing and production company which he co-founded in 1975. For a description of the voting agreement relating to Mr. Lieven and Vobis, see "Certain Transactions."

MASAMI MAEDA has served as a director since January 1995. From April 1971 to the present, Mr. Maeda has served as President and Chief Executive Officer of Sun Electronics Corporation, a manufacturer of electronic devices. He is also a member of the Board of Directors of GCH and GSS.

ANTHONY SUN has served as a director since October 1995. From August 1979 to the present, he has been a general partner of Venrock Associates, a venture capital partnership. Mr. Sun serves on the Board of Directors of Cognex Corporation, Conductus, Inc., Centura Software Corporation, Fractal Design Corporation, Inference Corporation, Komag, Inc., Photonics Corporation, StrataCom, Inc. and World Talk Communications Corp. Mr. Sun holds S.B.E.E. and S.M.E.E. degrees from Massachusetts Institute of Technology and an M.B.A. from Harvard University.

WILLIAM P. TAI has served as a director since June 1995. From September 1991 to the present, Mr. Tai has been a general partner of the Walden Group of Venture Capital Funds. Concurrently, from August 1995 to the present, he has been Chairman and Chief Executive Officer of AUNET Corporation, an Asia-based affiliate of UUNET Technologies, Inc. From August 1987 to September 1991, Mr. Tai served as Vice President of Alex. Brown & Sons Inc., where he was responsible for the firm's efforts in the semiconductor industry. Mr. Tai also serves on the Board of Directors of Network Peripherals Inc. Mr. Tai holds a B.S. with Honors in Electrical Engineering from the University of Illinois and an M.B.A. from Harvard University.

Each director of the Company serves for a one year term or until his successor has been duly elected and qualified. Executive officers of the Company serve at the pleasure of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, executive officers and employees of the Company and administers various incentive compensation and benefit plans. The Audit Committee oversees the work performed by the Company's independent accountants and reviews the Company's internal controls.

COMPENSATION OF THE BOARD OF DIRECTORS

The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. David S. Lee, Sun and Tai. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. For a description of transactions and relationships involving the Company and members of the Compensation Committee, see "Certain Transactions."

EXECUTIVE COMPENSATION

The following table sets forth certain compensation of the Company's Chief Executive Officer and the three highest paid executive officers of the Company who earned more than $100,000 in the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                  -------------------------------------------------------
                                                                              LONG TERM
                                                                             COMPENSATION
                                                   ANNUAL COMPENSATION         AWARDS
NAME AND PRINCIPAL POSITION                       ---------------------      -----------
                                                                              SECURITIES
                                                                  BONUS       UNDERLYING        ALL OTHER
                                                    SALARY       EARNED          OPTIONS      COMPENSATION
                                                  --------      -------      -----------      -----------

George C. Huang................................   $ 92,986      $    --               --           $   --
  Chairman of the Board, President and Chief
  Executive Officer
Lyon T. Lin....................................    110,618       62,703(1)            --               --
  General Manager, Taiwan; President, Award
  Software Hong Kong Limited
Ann P. Shen....................................     85,000       32,090(1)            --               --
  Vice President, Sales and Marketing
Cornelia Schumann(2)...........................     79,930       23,367(1)            --            4,400(3)
  General Manager, Munich

---------------
(1) Represents sales commissions earned.
(2) Resigned from the Company effective March 31, 1996.
(3) Allowance for automobile.

STOCK OPTION PLAN

The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in December 1994 and amended in November 1995. The purpose of the Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, including officers, directors and consultants of the Company, and to promote the success of the Company's business. Pursuant to the Option Plan, the Company may grant or issue incentive stock options to employees and officers and nonstatutory stock options to consultants, employees, and directors. A total of 1,250,000 shares of Common Stock has been reserved for issuance under the Option Plan. At August 31, 1996, options to purchase 50,291 shares of Common Stock had been exercised under the Option Plan and the Company had outstanding options to purchase 955,655 shares of Common Stock at a weighted average per share exercise price of $4.11. A total of 244,054 shares of Common Stock is available for future issuance under the Option Plan.

Although no vesting schedule is required under the Option Plan, options previously granted under the Option Plan generally have become exercisable one year after date of grant and vest over a maximum period of five years following the date of grant. The maximum term of a stock option under the Option Plan is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company's outstanding capital stock, the maximum term of incentive stock option is five years. The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100%, or 110% with respect to holders of 10% of the voting power of the Company's outstanding capital stock, of the fair market value of the stock subject to the option on the date of grant. The exercise price of nonstatutory stock options granted under the Option Plan must be at least equal to 85% of the fair market value of the stock subject to the option on the date of the grant. No executive officer or director shall be eligible to be granted options covering more than 500,000 shares of the Company's Common Stock in any twelve-month period.

The Option Plan may be amended at any time by the Board, although certain amendments require shareholder approval. The Option Plan will terminate in January 2005 unless earlier terminated by the Board.

In April 1996, the following Named Executive Officers received grants of options to purchase shares of Common Stock in the amounts stated below at a weighted average per share exercise price of $10.56:

                                                                                    ----------------
                                                                                     NUMBER OF SHARES
                                      NAME                                          SUBJECT TO OPTIONS
                                                                                    -------------------
George C. Huang..................................................................                35,000
Lyon T. Lin......................................................................                20,000
Ann P. Shen......................................................................                 7,500

OPTIONS GRANTED IN LAST FISCAL YEAR

No options were granted during the year ended December 31, 1995 to the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995.

                             ---------------------------------------------------------------------------------
                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                SHARES                                OPTIONS AT            IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON         VALUE           DECEMBER 31, 1995(#)       DECEMBER 31, 1995($)(1)
           NAME              EXERCISE(#)    REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                             ------------   ---------------   --------------------------   --------------------------
George C. Huang...........        --              --                   0/60,000                   $0/$480,000
Lyon T. Lin...............        --              --                   0/50,000                   $0/$400,000
Ann P. Shen...............        --              --                   0/26,050                   $0/$208,400
Cornelia Schumann(2)......        --              --                   0/17,500                   $0/$140,000

---------------
(1) Value realized and value of unexercised in-the-money options is based on the assumed initial public offering price of $9.00 per share of the Company's Common Stock, minus the exercise price, multiplied by the number of shares underlying the option.

(2) Resigned from the Company effective March 31, 1996.

EXECUTIVE COMPENSATION PLAN

In April 1996, the Company adopted an Executive Compensation Plan, pursuant to the terms of which the Company's senior management, including the Named Executive Officers, will receive at the end of 1996 cash bonuses based on the Company's performance in 1996.

EMPLOYEE STOCK PURCHASE PLAN

In May 1996, the Company's Board of Directors approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 150,000 shares of Common Stock. The Purchase Plan is to become effective upon the effectiveness of the Offering. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code (the "Code"). Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

In the event of certain changes of control, the Company and the Board of Directors have discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's direction.

401(K) PLAN

In January 1995, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of several designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company's Bylaws provide that the Company will indemnify its directors, and may indemnify its officers, employees and other agents, to the fullest extent not prohibited by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company will enter into indemnity agreements with each of its directors and executive officers.

In addition, the Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. This provision in the Amended and Restated Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best interests of the Company or its shareholders, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any pending or threatened litigation or proceeding which may result in a claim for such indemnification by any director, officer, employee or other agent.

                              CERTAIN TRANSACTIONS

FINANCINGS

In January 1996, Vobis purchased 570,033 shares of Common Stock at $12.28 per share and a warrant (the "Vobis Warrant") at $0.02 per warrant share to purchase 272,394 shares of Common Stock with an exercise price of $12.28 per share. Pursuant to that certain Investors' Rights Agreement, dated as of January 12, 1996, among the Company, Vobis and the other parties thereto (the "Investors' Rights Agreement"), Vobis may elect in respect of future issuances of the Company's equity securities to purchase that number of shares as is necessary to maintain its ownership interest (in no event to exceed 17.5% on a fully diluted basis) in the Company existing immediately prior to such future issuances, subject to certain restrictions (the "Catch-up Right"). Pursuant to the Catch-up Right, Vobis is entitled to purchase (i) up to 96,000 shares of Common Stock, in the event of a Qualified Public Offering (as defined below), or up to 155,940 shares of Common Stock upon any other public offering, at the per share price sold to the public in the

Offering and (ii) up to 41,169 shares of Common Stock at $10.00 per share in respect of certain issuances of options to purchase shares of Common Stock, which Vobis exercised in July 1996. The Catch-up Right expires and terminates in accordance with its terms upon the earlier of (i) the date upon which Vobis owns less than 8% of the Company's outstanding shares of Common Stock on a fully diluted basis, or (ii) completion of an offering of shares of the Company's Common Stock under the Securities Act with an aggregate offering price to the public of at least $10,000,000 and a per share price of at least $13.60 (a "Qualified Public Offering"). The Offering does not satisfy the requirements of a Qualified Public Offering. Vobis exercised its option to purchase the 41,169 shares at $10.00 per share in July 1996. Assuming exercise of its warrant and Catch-up Right, Vobis will own approximately 1,039,536 shares of the Company's Common Stock, or approximately 15% of the Company's outstanding shares, subsequent to the Offering. See "Principal and Selling Shareholders."

In 1994, 1995 and the six months ended June 30, 1996, Vobis accounted for revenues of $622,000, $1,227,000 and $711,000, or approximately 9%, 13% and 12%
of the Company's revenues, respectively. Theodor L. Lieven, a director of the Company, is the Chief Executive Officer of Vobis, which owns approximately 12% of the Company's outstanding shares of Common Stock prior to the Offering. See "Principal and Selling Shareholders."

In September 1995, Walden Capital Partners II, L.P. and Walden Technology Ventures II, L.P. (collectively "Walden") purchased 72,917 and 10,416 shares, respectively, of the Company's Common Stock at $6.00 per share and warrants (the "Walden Warrants") at $0.02 per warrant share to purchase 35,000 and 5,000 shares, respectively, of the Company's Common Stock each with an exercise price of $1.00 per share. William P. Tai, a director of the Company, is a general partner of Walden Capital Partners II, L.P. and Walden Technology Ventures II, L.P. In May 1995, the Company issued Mr. Tai options to purchase 25,000 shares of Common Stock with an exercise price of $1.00 per share.

In September 1995, Venrock Associates and Venrock Associates II, L.P. (collectively "Venrock") purchased 229,302 and 104,031 shares, respectively, of Common Stock at a purchase price of $6.00 per share and warrants (the "Venrock Warrants") at $0.02 per warrant share to purchase 57,325 and 26,008 shares, respectively, of the Company's Common Stock each with an exercise price of $1.00 per share. Anthony Sun, a director of the Company, is a general partner of Venrock Associates and Venrock Associates II, L.P. In October 1995, Mr. Sun received options to purchase 32,105 shares of Common Stock with an exercise price of $5.00.

The Company granted Vobis, Walden and Venrock the right to convert their shares of Common Stock into shares of preferred stock of the Company in the event the Company fails to effect a registration of its Common Stock under the Securities Act on or before June 30, 1996. Such rights to convert have been waived until December 31, 1996 and expire upon consummation of the Offering. In addition, Vobis, Walden and Venrock are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. See "Description of Capital Stock -- Registration Rights."

In connection with Vobis' investment, the Company entered into a voting agreement with Vobis, Walden, Venrock and the Company's Chief Executive Officer pursuant to which such shareholders agreed not to reduce the number of directors on the Board of Directors below five and to elect a person designated by Vobis to the Company's Board of Directors. This agreement will terminate upon the earlier of (i) January 12, 1999, (ii) a change of control of the Company, (iii) the date upon which Vobis owns less than 8% of the Company's outstanding shares of Common Stock on a fully diluted basis, or (iv) completion of a Qualified Public Offering.

The Vobis, Walden and Venrock Warrants contain a net exercise provision and expire upon the earlier of (i) September 30, 2000 or (ii) completion of a Qualified Public Offering. The holders of these warrants are entitled to certain rights with respect to the registration of the shares of Common Stock issuable upon exercise thereof under the Securities Act. See "Description of Capital Stock -- Registration Rights." Under the Investors' Rights Agreement, Vobis, Walden and Venrock have the right to purchase equity securities of the Company in respect of certain future issuances thereof, which right terminates upon a Qualified Public Offering.

REPURCHASES

In July 1995 and August 1995, the Company repurchased 149,963 shares and 112,503 shares, respectively, of Common Stock for an aggregate amount of $899,778 and $675,027, or $6.00 per share, from certain relatives of George C. Huang, Chairman of the Board, President and Chief Executive Officer of the Company. In January 1996 and February 1996, the Company repurchased 55,163 shares and 2,500 shares, respectively, of Common Stock for an aggregate amount of $551,650 and $25,000, or $10.00 per share, from certain relatives of Dr. Huang. Dr. Huang disclaims beneficial ownership of any of such shares held by his relatives.

In July 1995 and August 1995, the Company repurchased 33,493 shares of Common Stock owned by GCH for an aggregate amount of $200,958, or $6.00 per share, which shares were acquired by GCH from several of its existing shareholders, including Dr. Huang and Mr. Lin, who transferred 14,110 and 2,604 shares, respectively.

In July 1995 and August 1995, the Company repurchased 139,963 shares and 152,503 shares, respectively, of Common Stock for an aggregate amount of $839,781 and $915,027, or $6.00 per share, from certain relatives of Lyon T. Lin, General Manager, Taiwan; President, Award Software Hong Kong Limited, Taiwan Branch. In January 1996, the Company repurchased 24,391 shares of Common Stock for an aggregate amount of $243,925, or $10.00 per share, from certain relatives of Mr. Lin. Mr. Lin disclaims beneficial ownership of any of such shares held by his relatives.

In January 1996, the Company repurchased 123,549 shares of the Company's Common Stock for an aggregate amount of $1,235,495, or $10.00 per share, from Intra Electronics Co., Ltd. ("Intra Electronics"), an affiliate of FVCC, TVCC and Cheng Ming Lee. Dr. Lee, a director of the Company, was a director of Intra Electronics at the time of repurchase. Dr. Lee disclaims beneficial ownership of any such shares held by Intra Electronics.

The aforementioned repurchases were made in order to minimize the dilution to the Company's remaining shareholders resulting from the financing activities described above.

SELLING SHAREHOLDERS

Certain of the Selling Shareholders who are relatives of Dr. Huang intend to sell 45,000 shares of Common Stock in the Offering. Dr. Huang disclaims beneficial ownership of any of such shares held by his relatives.

Certain of the Selling Shareholders who are relatives of Mr. Lin intend to sell 45,000 shares of Common Stock in the Offering. Mr. Lin disclaims beneficial ownership of any of such shares held by his relatives.

MISCELLANEOUS

In July 1993, GCH purchased all of the issued and outstanding shares of the Company's Common Stock, after which the Company was operated as a wholly owned subsidiary until December 1994. On December 31, 1994, GCH effected a spin-off of the Company by distributing all of the outstanding shares of Common Stock of the Company to the existing shareholders of GCH on a pro rata basis. Dr. George C. Huang, the Chairman of the Board, Chief Executive Officer, President and director of the Company, is a director, executive officer and shareholder of GCH. Masami Maeda, a director of the Company, is a director and shareholder of GCH. Dr. Lee, a director of the Company, is a shareholder of GCH and President and Chief Executive Officer of TVCC and FVCC, each of which is a shareholder of GCH and the Company. The Company subleases its headquarters facilities from GCH. In 1993, 1994, 1995 and for the six months ended June 30, 1996, the Company made lease payments to GCH of $123,000, $221,000, $273,000 and $223,000,
respectively. From time to time in the past, the Company and GCH have made non-interest bearing inter-company cash advances to each other for working capital purposes. In 1993, 1994, 1995 and for the six months ended June 30, 1996, GCH, and its affiliates, advanced to (or borrowed from) the Company a maximum amount of $723,000/$(19,000), $1,104,000/$(263,000),
$616,000/$(1,474,000) and $0/$(272,000), respectively, with an outstanding balance of $816,000, $413,000, $(282,000) and $(246,000) at the end of such periods, respectively.

The Company leases its office space in Taipei, Taiwan, from Sun Corporation, an affiliate of Sun Corporation ("Sun"), of which Mr. Maeda, a director of the Company, is President, Chief Executive Officer, director and majority shareholder, and GSS, an affiliate of Dr. George C. Huang, Dr. Cheng Ming Lee, Masami Maeda and Lyon T. Lin. In 1993, 1994, 1995 and as of June 30, 1996, the Company made lease payments to Sun Corporation of $20,000, $15,000, $59,000 and $33,000, respectively. During the six months ended June 30, 1996, the Company made lease payments to GSS of $51,000. Sun intends to sell 47,500 shares of Common Stock as a Selling Shareholder in the Offering.

In June 1995, the Company issued to Dr. Cheng Ming Lee warrants to purchase 20,000 shares of Common Stock with an exercise price of $1.00 per share in consideration of certain marketing services performed for the Company.

In December 1994, the Company authorized the issuance of, and issued to TVCC and FVCC, each an affiliate of Dr. Cheng Ming Lee, warrants to purchase 30,000 and 50,000 shares of Common Stock with an exercise price of

$1.00 per share in consideration of certain marketing services performed for the Company. TVCC and FVCC intend to sell 25,000 and 75,000 shares of Common Stock, respectively, as Selling Shareholders in the Offering.

In October 1994, the Company issued Synnex Information Technologies, Inc., a California corporation ("Synnex") a warrant (the "Synnex Warrant") to purchase up to 200,000 shares of Common Stock with an exercise price of $1.00 per share. In July 1996 Synnex exercised the Synnex Warrant with respect to 77,500 shares, which shares it intends to sell in the Offering as a Selling Shareholder. The Synnex Warrant expires on March 31, 1998. The holder of the Synnex Warrant is entitled to certain rights with respect to the registration of the shares of Common Stock issuable upon exercise thereof under the Securities Act. See "Description of Capital Stock -- Registration Rights."

The Company believes that the foregoing transactions were in its best interests. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of August 31, 1996 and as adjusted to reflect the sale of the Common Stock being offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers of the Company as a group and (v) the Selling Shareholders.

                                           ------------------------------------------------------------------
                                            SHARES BENEFICIALLY                             SHARES TO BE
                                                OWNED PRIOR                              BENEFICIALLY OWNED
                                              TO OFFERING(1)          NUMBER OF         AFTER OFFERING(1)(2)
                                           ---------------------     SHARES BEING     -------------------------
            BENEFICIAL OWNERS               NUMBER       PERCENT       OFFERED          NUMBER       PERCENT(2)
                                           ---------     -------     ------------     ----------     ----------
Vobis Microcomputer AG (3)...............  1,039,536        18.3%              --      1,039,536           15.0%
  Theodor L. Lieven
  Carlo-Schmid-Str. 12
  D-52146 Wurselen Germany
George C. Huang (4)......................    527,568        10.0               --        527,568            8.1
  Award Software International, Inc.
  777 East Middlefield Road
  Mountain View, CA 94043
Sun Corporation..........................    472,297         9.0           47,500        424,797            6.5
  Masami Maeda
  250 Asahi Kochino-Cho
  Konan City, Aichi Prefecture 483 Japan
Venrock Associates (5)...................    416,666         7.8               --        416,666            6.3
  Anthony Sun
  30 Rockfeller Plaza, #5508
  New York, NY 10112
Taiwan Venture Capital Corporation.......    375,285         7.1           25,000        350,285            5.4
  Cheng Ming Lee
  6F, 305 Ming-Shen E. Rd.
  Taipei, Taiwan
Fidelity Venture Capital Corporation.....    318,445         6.1           75,000        243,445            3.7
  Cheng Ming Lee
  6F, 305 Ming-Shen E. Rd.
  Taipei, Taiwan
John Miao(6).............................    286,750         5.5           10,000        176,750            2.7
  39 Alley
  669 Tun Hua S. Rd.
  Taipei, Taiwan
Theodor L. Lieven (7)....................  1,039,536        18.3               --      1,039,536           15.0
Cheng Ming Lee (8).......................    731,429        14.0               --        631,429            9.8
Masami Maeda (9).........................    488,703         9.3               --        441,203            6.8
Anthony Sun (5)..........................    416,666         7.8               --        416,666            6.3
Lyon T. Lin (10).........................    137,018         2.6               --        137,018            2.1
William P. Tai (11)......................    131,666         2.5               --        131,666            2.0
David S. Lee (12)........................     73,500         1.4               --         73,500            1.1
Reza Afghan(13)..........................     25,468           *               --         25,468              *
Ann P. Shen (14).........................     25,351           *               --         25,351              *
Kevin J. Berry(15).......................     10,833           *               --         10,833              *
Maurice W. Bizzarri(16)..................      8,750           *               --          8,750              *
All directors and executive officers as a
  group (12 persons)(17).................  3,616,488        60.2               --      3,468,988           47.8
OTHER SELLING SHAREHOLDERS
HanTech Venture Capital Corporation......    250,000         4.8          100,000        150,000            2.3
Chailease Venture Capital Co., Ltd.......    250,000         4.8           95,000        155,000            2.4
  and affiliated entities (18)
Synnex Information Technologies,             200,000         3.7           77,500        122,500            1.8
  Inc.(19)...............................
Hsiang Kang & Chao Yeh(20)...............    141,889         2.7            5,500        136,389            2.1
John Chao-Piao Huang (21)................    109,415         2.1            7,500        101,915            1.6
Pin-Wei Chen (22)........................    105,864         2.0            6,000         99,864            1.5
James R. McGowan.........................     73,439         1.4           15,000         58,439              *
Edina S. Huang(23).......................     43,000           *           25,810         17,190              *
Spencer Lin(24)..........................     40,158           *           25,000         15,158              *
Southern Orient Capital                       29,920           *           29,920             --             --
  Corporation(25)........................

                                            ------------------------------------------------------------------
                                            SHARES BENEFICIALLY                             SHARES TO BE
                                                OWNED PRIOR                              BENEFICIALLY OWNED
                                              TO OFFERING(1)          NUMBER OF         AFTER OFFERING(1)(2)
                                           ---------------------     SHARES BEING     -------------------------
OTHER SELLING SHAREHOLDERS                  NUMBER       PERCENT       OFFERED          NUMBER       PERCENT(2)
                                           ---------     -------     ------------     ----------     ----------
Allen Chen...............................     14,617           *            3,500         11,117              *
Leon Chen................................     14,617           *            3,500         11,117              *
Tzu-Mu Lin...............................     14,320           *            5,000          9,320              *
Gerard Kuang Chang Yeh...................     12,500           *            1,500         11,000              *
Chuan Lan Yeh............................     10,500           *           10,500             --             --
Joyce Cin-Cheng Huang....................      9,685           *            1,500          8,185              *
Chih Hong Ho.............................      9,550           *            4,600          4,950              *
Hung Auyeung.............................      8,753           *            3,800          4,953              *
Cornelia Schumann(26)....................      7,583           *            3,800          3,783              *
Ai-Jen Shih..............................      5,570           *            5,570             --             --
Lee Murphy...............................      5,000           *            5,000             --             --
Sherry Hsin Ju Yeh.......................      5,000           *            5,000             --             --
Jeffrey Flink(27)........................      2,000           *            2,000             --             --

------------------
 *    Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 5,257,754 shares of Common Stock outstanding as of August 31, 1996 and 6,507,754 shares of Common Stock outstanding after completion of the Offering.
(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 277,500 shares of Common Stock of the Company.
(3) Includes (i) 272,394 shares issuable pursuant to a warrant and (ii) 155,940 shares issuable pursuant to the Catch-up Right, both exercisable within 60 days of August 31, 1996. Mr. Lieven, a director of the Company, is the Chief Executive Officer of Vobis Microcomputer AG. See "Certain Transactions." Mr. Lieven disclaims beneficial ownership of shares held by such entity.
(4) Includes (i) 13,609 shares held by Margaret Huang and (ii) 14,727 shares held by Dwight Huang, Dr. Huang's wife and son, respectively. Also includes 26,250 and 8,750 shares issuable pursuant to options exercisable within 60 days of August 31, 1996 by Dr. Huang and his wife. Dr. Huang disclaims beneficial ownership of shares held by his wife and son.
(5) Includes (i) 229,302 shares held by Venrock Associates, (ii) 104,031 shares held by Venrock Associates II, L.P. and (iii) 57,325 shares and 26,008 shares issuable pursuant to warrants exercisable within 60 days of August 31, 1996 by Venrock Associates and Venrock Associates II, L.P., respectively. Mr. Sun, a director of the Company, is a general partner of Venrock Associates. Mr. Sun disclaims beneficial ownership of shares held by such entities, except to the extent of his pecuniary interest therein.
(6) Includes (i) 250,000 shares held by HanTech Venture Capital Corporation ("HanTech") and (ii) 9,550 shares held by Min Chun Chang, Mr. Miao's wife. Mr. Miao is deemed to have voting power over the shares held by HanTech. He disclaims beneficial ownership over the shares held by HanTech and his wife.
(7) Includes (i) 570,033 shares held by Vobis Microcomputer AG, (ii) 272,394 shares issuable pursuant to a warrant held by Vobis exercisable within 60 days of August 31, 1996 and (iii) 155,940 shares issuable pursuant to the Catch-up Right exercisable within 60 days of August 31, 1996. See "Certain Transactions." Mr. Lieven disclaims beneficial ownership of shares held by such entity.
(8) Includes (i) 375,285 shares held by TVCC, (ii) 318,445 shares held by FVCC, and (iii) 14,211 shares held by Hwaxing Capital Corporation. Dr. Lee, a director of the Company, is deemed to have voting power over the shares held by such entities; however, he disclaims beneficial ownership of the shares.
(9) Includes (i) 472,297 shares held by Sun Corporation and (ii) 16,406 shares issuable pursuant to options exercisable within 60 days of August 31, 1996. Mr. Maeda, a director of the Company, is President, Chief Executive Officer and a majority shareholder of Sun Electronics Corporation.
(10) Includes (i) 6,500 shares held by Anne Lin (ii) 10,000 shares held by Christine and Eric Lin, Mr. Lin's wife and children respectively, and (iii) 21,875 and 3,281 shares issuable pursuant to options exercisable within 60 days of August 31, 1996, by Mr. Lin and his wife, respectively. Mr. Lin disclaims beneficial ownership of shares held by his wife and children.
(11) Includes (i) 72,917 shares held by Walden Capital Partners II, L.P., (ii) 10,416 shares held by Walden Technology Ventures II, L.P. and (iii) 35,000 and 5,000 shares issuable pursuant to warrants exercisable within 60 days of August 31, 1996. Also includes 8,333 shares issuable pursuant to options exercisable within 60 days of August 31, 1996. Mr. Tai, a director of the Company, is a general partner of The Walden Group. Mr. Tai disclaims beneficial ownership of shares held by such entities, except to the extent of his pecuniary interest therein.
(12) Includes 73,500 shares issuable pursuant to options exercisable within 60 days of August 31, 1996.
(13) Includes 5,468 shares issuable pursuant to options exercisable within 60 days of August 31, 1996.
(14) Includes 11,396 shares issuable pursuant to options exercisable within 60 days of August 31, 1996.
(15) Includes 10,833 shares issuable pursuant to options exercisable within 60 days of August 31, 1996.

(16) Includes 8,750 shares issuable pursuant to options exercisable within 60 days of August 31, 1996.
(17) Includes 194,842, 395,727 and 155,940 shares issuable pursuant to options, warrants and other rights to purchase shares deemed to be held by executive officers and directors exercisable within 60 days of August 31, 1996.
(18) Includes (i) 83,250 shares held by ChinaTrust Venture Capital Co., Ltd. and
(ii) 83,250 shares held by Koos Venture Capital Co., Ltd.
(19) Includes 122,500 shares issuable pursuant to a warrant exercisable within 60 days of August 31, 1996. David S. Lee, a director of the Company, is a director of Synnex Information Technologies, Inc. Mr. Lee disclaims beneficial ownership of shares held by such entity.
(20) Includes 8,848 shares held by Hsiang Kang Yeh individually. Mr. Yeh is a director of GCH and the brother-in-law of Dr. Huang. Dr. Huang disclaims beneficial ownership of such shares.
(21) Includes 1,750 shares issuable pursuant to options exercisable within 60 days of August 31, 1996. Mr. Huang is the brother of Dr. Huang. Dr. Huang disclaims beneficial ownership of such shares.
(22) Includes (i) 6,792 shares held by Grace Chen, Mr. Chen's wife and (ii) 2,187 and 11,000 shares issuable pursuant to options exercisable within 60 days of August 31, 1996 by Mr. Chen and his wife, respectively. Pin-Wei Chen is the former Secretary and, until May 5, 1995, a director of the Company. Mr. Chen is the brother-in-law of Dr. Huang. Dr. Huang disclaims beneficial ownership of such shares.
(23) Edina S. Huang is the daughter of Dr. Huang. Dr. Huang disclaims beneficial ownership of such shares.
(24) Spencer Lin is the brother of Lyon Lin and brother-in-law of Dr. Huang. Both Lyon Lin and Dr. Huang disclaim beneficial ownership of such shares.
(25) Dr. Cheng Ming Lee, a director of the Company, is a former director of Southern Orient Capital Corporation.
(26) Cornelia Schumann is the former General Manager, Munich, who resigned effective March 1996.
(27) Jeffrey Flink is a former employee of the Company, who resigned effective April 1996.

                          DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws is a summary that will be in effect at the time of the Offering and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

Upon the closing of the Offering the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, without par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock").

COMMON STOCK

As of August 31, 1996, there were 5,257,754 shares of Common Stock outstanding held by 106 holders of record. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of Preferred Stock issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

The Company has outstanding warrants to purchase 518,227 shares of Common Stock as of August 31, 1996. For a description of such warrants see "Certain Transactions."

REGISTRATION RIGHTS

After the Offering, the holders of 1,748,808 (which includes the right to purchase 155,940 shares of Common Stock by Vobis) shares of Common Stock and warrants to purchase 518,227 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to the Investors' Rights Agreement among such holders and the Company, dated January 12, 1996 (the "Investors' Rights Agreement"). Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. The holders may also require the Company to file a registration statement under the Securities Act with respect to their shares, subject to certain limitations. Further, the holders may require the Company to register their shares on Form S-3 when use of such form becomes available to the Company. The Company is required to bear all registration expenses in connection with all subsequent registrations, except that any Form S-3 registration expenses incurred after the first two registrations shall be borne by the selling shareholders on a pro rata basis in proportion to the number of shares sold by each. The selling shareholders in each subsequent registration are required to bear all selling expenses on a pro rata basis in proportion to the number of shares sold by each. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS

The Company's Bylaws (i) provide that a majority of the members of the Board of Directors in office, although less than a quorum, may elect directors to fill vacancies created either by resignation, death, disqualification, removal or by an increase in the size of the Board of Directors and (ii) require advance notice by a shareholder of a proposal or director nomination that such shareholder desires to present at the annual meeting. In addition, the Company's Amended and Restated Articles of Incorporation (i) prohibit shareholder actions by written consent, (ii) eliminate automatically on and after the Company becomes a "listed corporation" as defined in Section 301.5 of the California Corporations Code the ability of the shareholders to cumulate votes in the election of directors and (iii) provide that the Bylaws of the Company may only be amended by the Board of Directors or holders of two-thirds of the Company's outstanding voting stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

First National Bank of Boston has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number is (617) 575-2900.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering, the Company will have outstanding 6,507,754 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, 1,850,000 shares sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 4,657,754 shares of Common Stock held by existing shareholders are "restricted securities" as the term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 or Regulation S promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and 701 or Regulation S, additional shares will be available for sale in the public market as follows: (i) 45,939 Restricted Shares will be eligible for immediate sale on the date of this Prospectus, (ii) 11,333 Restricted Shares and 363,040 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale beginning 90 days after the date of this Prospectus and (iii) 4,600,482 Restricted Shares, 40,742 additional shares of Common Stock issuable upon exercise of currently outstanding options and 518,227 shares of Common Stock issuable upon exercise of currently outstanding warrants will be eligible for sale beginning 180 days after the date of this Prospectus upon expiration of lock-up agreements. The Restricted Shares will be eligible for sale from time to time after completion of the Offering.

The Company, directors, all executive officers and certain shareholders of the Company and certain holders of options to acquire Common Stock have agreed with the representatives of the Underwriters for a period of 180 days after the effective date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of J.P. Morgan Securities Inc. However, J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of J.P. Morgan Securities Inc., subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in the Offering, the issuance of Common Stock upon the exercise of outstanding options, the Company's sale of shares in the Offering, and the Company's issuance of options and shares under existing employee stock option and stock purchase plans.

As of August 31, 1996 there were 955,655 shares of Common Stock subject to outstanding options. The Company intends to file registration statements under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plan and the Purchase Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. Upon effectiveness of such registration statements, holders of vested options to purchase approximately 315,655 shares will be entitled to exercise such options and immediately sell such shares. Holders of all of these option shares have also entered into agreements not to offer to sell, contract to sell, or otherwise sell, dispose, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, during the Lock-Up Period without the prior written consent of J.P. Morgan Securities Inc.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of then outstanding shares of the Company's Common Stock (approximately 65,100 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

In general, under Regulation S as currently in effect, a person who purchased equity securities pursuant to Regulation S and has owned such equity securities for at least one year, assuming no other restrictions on resale, will be able to sell such securities in the United States on the date public trading begins in the U.S. market in which the Company's Common Stock is traded.

An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after the Offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

The Underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc., Prudential Securities Incorporated and Needham & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among the Company, the Selling Shareholders and the Representatives (the "Underwriting Agreement"), to purchase from the Company and Selling Shareholders, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the respective numbers of shares of Common Stock set forth opposite their names:


                                                                                     ----------------
                                   Underwriters                                      NUMBER OF SHARES
                                                                                     ----------------
J.P. Morgan Securities Inc. ......................................................
Prudential Securities Incorporated................................................
Needham & Company, Inc............................................................
                                                                                            ---------
         Total....................................................................          1,850,000
                                                                                            =========


The nature of the Underwriters' obligations under the Underwriting Agreement is such that all of the Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

The Representatives have advised the Company and the Selling Shareholders that the several Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer the Common Stock to selected dealers at such price less
a concession not to exceed $          per share. The Underwriters may allow, and
such dealers may reallow, a concession to other dealers not in excess of
$          per share. After the public offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives.


The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 277,500 additional shares of Common Stock from the Company at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to the option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of Common Stock offered hereby.



Vobis has the option to purchase 155,940 shares of Common Stock within 30 days of the closing of the Offering in a private placement at the initial public offering per share price. If this option is exercised, the sale of these shares by the Company will not be registered in the Offering or covered by the Underwriting Agreement, and the Underwriters will not receive any fee in connection with the sale of such shares. No assurance can be given that these shares will be purchased by Vobis.


Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the Representatives. The factors to be considered in determining the initial offering price include the prevailing market conditions, the market valuations of certain publicly traded companies, revenue and earnings of the Company and comparable companies in recent periods, estimates of the business potential and prospects of the Company, the experience of the Company's management and the position of the Company in its industry.

The Representatives have informed the Company and the Selling Shareholders that the Underwriters will not confirm, without customer authorization, sales to their customer accounts as to which they have discretionary trading power.

The Company, all directors and executive officers and certain shareholders have agreed not to offer, sell or otherwise dispose of, any Common Stock or any securities convertible into Common Stock or register for sale under the Securities Act any Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. See "Shares Eligible for Future Sale."

The Company and certain of the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

The consolidated financial statements as of December 31, 1994 and 1995 and for the six-month periods ended July 1, 1993 and December 31, 1993 and for each of the two years in the period ended December 31, 1995, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Commission maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is: http://www.sec.gov.

                       AWARD SOFTWARE INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
Report of Price Waterhouse LLP, Independent Accountants...............................     F-2
Consolidated Balance Sheet............................................................     F-3
Consolidated Statement of Operations..................................................     F-4
Consolidated Statement of Shareholders' Equity........................................     F-5
Consolidated Statement of Cash Flows..................................................     F-6
Notes to Consolidated Financial Statements............................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Award Software International, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Award Software International, Inc. and its subsidiary at December 31, 1994 and 1995, and the results of their operations and their cash flows for the six month periods ended July 1, 1993 and December 31, 1993, and the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Jose, California
May 29, 1996 except for Note 11
which is as of August 21, 1996

                       AWARD SOFTWARE INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET

                                                            ---------------------------------------------
                                                                    DECEMBER 31,                 JUNE 30,
                                                                  1994      1995                    1996
                                                            -----------   ------               ---------
                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................   $     1,374      $     6,498      $    10,934
  Accounts receivable, net...............................           953              992            1,725
  Accounts receivable from related parties...............            75              568              382
  Receivable from GCH Systems, Inc.......................            --              282              246
  Other current assets...................................           195              216              836
                                                            -----------      -----------      -----------
         Total current assets............................         2,597            8,556           14,123
Property and equipment, net..............................           204              276              553
Other assets.............................................           318              251              243
                                                            -----------      -----------      -----------
                                                            $     3,119      $     9,083      $    14,919
                                                             ==========       ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................   $       138      $       191      $       515
  Accrued liabilities....................................           873            1,723            1,704
  Payable to GCH Systems, Inc............................           413               --               --
                                                            -----------      -----------      -----------
         Total current liabilities.......................         1,424            1,914            2,219
                                                            -----------      -----------      -----------
Commitments (Note 10)
Shareholders' equity:
  Preferred stock, 5,000,000 shares authorized; no par
    value; no shares issued or outstanding...............            --               --               --
  Common stock, 40,000,000 shares authorized; no par
    value; 3,841,801, 4,586,283 and 4,966,732 shares
    issued and outstanding...............................         1,627            6,215           10,697
  Deferred stock compensation............................            --             (255)            (218)
  Retained earnings......................................            80            1,245            2,348
  Cumulative translation adjustment......................           (12)             (36)            (127)
                                                            -----------      -----------      -----------
         Total shareholders' equity......................         1,695            7,169           12,700
                                                            -----------      -----------      -----------
                                                            $     3,119      $     9,083      $    14,919
                                                             ==========       ==========       ==========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       AWARD SOFTWARE INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                    ---------------------------------------------------------------------------------------
                                    PREDECESSOR                                  THE COMPANY
                                    -----------    -----------------------------------------------------------------------
                                                     SIX MONTHS
                                     SIX MONTHS           ENDED
                                          ENDED        DECEMBER                                        SIX MONTHS ENDED
                                        JULY 1,             31,      YEAR ENDED DECEMBER 31,               JUNE 30,
                                           1993            1993           1994           1995           1995           1996
Dollars in thousands, except        -----------     -----------     ----------        -------      ---------        -------
per share data                                                                                            (UNAUDITED)

Revenues:
  Software license fees..........   $     1,763    $     1,903    $     5,585    $     6,989    $     3,125    $     5,049
  Engineering services...........            47            107            161            239            147            291
  Related parties................            --             50            972          1,902            765            814
                                    -----------    -----------    -----------    -----------    -----------    -----------
        Total revenues...........         1,810          2,060          6,718          9,130          4,037          6,154
                                    -----------    -----------    -----------    -----------    -----------    -----------
Cost of revenues:
  Software license fees..........            85             84            467            387            111            139
  Engineering services...........             6             21             28             43             30             57
  Related parties................            --             12             96            206             81            235
                                    -----------    -----------    -----------    -----------    -----------    -----------
        Total cost of revenues...            91            117            591            636            222            431
                                    -----------    -----------    -----------    -----------    -----------    -----------
Gross profit.....................         1,719          1,943          6,127          8,494          3,815          5,723
                                    -----------    -----------    -----------    -----------    -----------    -----------
Operating expenses:
  Research and development.......           887          2,071          1,601          2,751          1,274          1,866
  Sales and marketing............           845            647          1,537          2,282          1,037          1,258
  General and administrative                615            350            932          1,600            852          1,046
                                    -----------    -----------    -----------    -----------    -----------    -----------
        Total operating
          expenses...............         2,347          3,068          4,070          6,633          3,163          4,170
                                    -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) from operations....          (628)        (1,125)         2,057          1,861            652          1,553
Interest expense.................           (27)           (54)           (19)            (9)            (6)            (4)
Interest and other income........            --              1              4            105             (7)           174
                                    -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) before income
  taxes..........................          (655)        (1,178)         2,042          1,957            639          1,723
Provision for income taxes.......            --             --            784            792            258            620
                                    -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss)................   $      (655)   $    (1,178)   $     1,258    $     1,165    $       381    $     1,103
                                    ============   ============   ============   ============   ============   ============
Net income (loss) per share......                  $     (0.19)   $      0.20    $      0.18    $      0.06    $      0.18
                                                   ============   ============   ============   ============   ============
Weighted average common and
  common equivalent shares in
  thousands......................                        6,345          6,345          6,538          6,693          6,068
                                                   ============   ============   ============   ============   ============

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       AWARD SOFTWARE INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                    ----------------------------------------------------------------------------------------
                                                                                    RETAINED
                                           COMMON STOCK              DEFERRED       EARNINGS     CUMULATIVE          TOTAL
                                    --------------------------          STOCK    (ACCUMULATED   TRANSLATION    SHAREHOLDERS'
Dollars in thousands                    SHARES          AMOUNT    COMPENSATION      DEFICIT)     ADJUSTMENT         EQUITY
                                    -----------    -----------    -----------    -----------    -----------    -----------

PREDECESSOR
  Balance at December 31, 1992...       450,000    $         1    $        --    $      (359)   $       (93)   $      (451)
    Cumulative translation
      adjustment.................            --             --             --             --              7              7
    Net loss.....................            --             --             --           (655)            --           (655)
                                    -----------    -----------    -----------    -----------    -----------    -----------
  Balance at July 1, 1993........       450,000    $         1    $        --    $    (1,014)   $       (86)   $    (1,099)
                                    ============   ============   ============   ============   ============   ============
THE COMPANY
    Issuance of Common Stock.....     3,841,801    $       725    $        --    $        --    $        --    $       725
    Cumulative translation
      adjustment.................            --             --             --             --            (15)           (15)
    Net loss.....................            --             --             --         (1,178)            --         (1,178)
                                    -----------    -----------    -----------    -----------    -----------    -----------
  Balance at December 31, 1993...     3,841,801            725             --         (1,178)           (15)          (468)
    Capital contribution.........            --            902             --             --             --            902
    Cumulative translation
      adjustment.................            --             --             --             --              3              3
    Net income...................            --             --             --          1,258             --          1,258
                                    -----------    -----------    -----------    -----------    -----------    -----------
  Balance at December 31, 1994...     3,841,801          1,627             --             80            (12)         1,695
    Issuance of Common Stock and
      related warrants, net of
      issuance costs of $165.....     1,166,669          6,837             --             --             --          6,837
    Repurchase of Common Stock...      (499,687)        (2,998)            --             --             --         (2,998)
    Exercise of Common Stock
      options....................         7,500              8             --             --             --              8
    Exercise of Common Stock
      warrants...................        70,000             70             --             --             --             70
    Warrants issued for
      services...................            --            374             --             --             --            374
    Deferred stock
      compensation...............            --            297           (297)            --             --             --
    Amortization of deferred
      stock compensation.........            --             --             42             --             --             42
    Cumulative translation
      adjustment.................            --             --             --             --            (24)           (24)
    Net income...................            --             --             --          1,165             --          1,165
                                    -----------    -----------    -----------    -----------    -----------    -----------
  Balance at December 31, 1995...     4,586,283          6,215           (255)         1,245            (36)         7,169
    Issuance of Common Stock and
      related warrants, net of
      issuance costs of $79
      (Unaudited)................       570,033          6,921             --             --             --          6,921
    Repurchase of Common Stock
      (Unaudited)................      (250,000)        (2,500)            --             --             --         (2,500)
    Exercise of Common Stock
      options (Unaudited)........        30,416             31             --             --             --             31
    Exercise of Common Stock
      warrants (Unaudited).......        30,000             30             --             --             --             30
    Amortization of deferred
      stock compensation.........            --             --             37             --             --             37
    Cumulative translation
      adjustment (Unaudited).....            --             --             --             --            (91)           (91)
    Net income (Unaudited).......            --             --             --          1,103             --          1,103
                                    -----------    -----------    -----------    -----------    -----------    -----------
  Balance at June 30, 1996
    (Unaudited)..................     4,966,732    $    10,697    $      (218)   $     2,348    $      (127)   $    12,700
                                    ============   ============   ============   ============   ============   ============

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       AWARD SOFTWARE INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                           -------------------------------------------------------------------------------
                                                                                THE COMPANY
                                   PREDECESSOR    ------------------------------------------------------------------------
                                   -----------
                                    SIX MONTHS      SIX MONTHS
                                         ENDED           ENDED
                                       JULY 1,    DECEMBER 31,
                                          1993            1993                                       SIX MONTHS ENDED
                                   -----------    ------------     YEAR ENDED DECEMBER 31,               JUNE 30,
Dollars in thousands                                                                    1995                          1996
                                                                                 -----------                   -----------
                                                                         1994                          1995
                                                                  -----------                   -----------
                                                                                                       (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss).............   $      (655)   $     (1,178)   $     1,258    $     1,165    $       381    $     1,103
  Adjustments to reconcile net
    income to net cash provided
    by (used in) operating
    activities:
    Acquired in-process research
      and development...........            --           1,092             --             --             --             --
    Noncash charge for income
      taxes.....................            --              --            902             --             --             --
    Depreciation and
      amortization..............            39             135            269            132             81            116
    Warrants issued for
      services..................            --              --             --            374             90             --
    Deferred stock
      compensation..............            --              --             --             42              4             38
    Changes in assets and
      liabilities, net of
      acquisition:
      Accounts receivable,
        net.....................           168            (213)          (240)           (40)           107           (697)
      Accounts receivable from
        related parties.........            --              --            (75)          (510)          (116)           186
      Other current assets......          (193)             (8)           (11)            (5)            17           (645)
      Other assets..............           (28)             67             (7)            24             77            (19)
      Accounts payable..........           309            (334)          (131)            49            233            329
      Accrued liabilities.......           (71)            194            (44)           899            288            (17)
                                   -----------    ------------    -----------    -----------    -----------    -----------
Net cash provided by (used in)
  operating activities..........          (431)           (245)         1,921          2,130          1,162            394
                                   -----------    ------------    -----------    -----------    -----------    -----------
Cash flows from investing
  activities:
  Acquisition of predecessor
    company, net of cash
    acquired....................            --            (569)            --             --             --             --
  Purchase of property and
    equipment...................           (86)             (4)           (75)          (147)           (34)          (370)
                                   -----------    ------------    -----------    -----------    -----------    -----------
Net cash used in investing
  activities....................           (86)           (573)           (75)          (147)           (34)          (370)
                                   -----------    ------------    -----------    -----------    -----------    -----------
Cash flows from financing
  activities:
  Net proceeds from common stock
    issuances...................            --             725             --          3,917             --          4,482
  Advances from GCH.............           546             272             --            651           (337)            36
  Repayments to GCH.............            --              --           (476)        (1,346)        (1,095)            --
  Payments under capital
    leases......................            (4)            (13)           (24)            --             --             --
  Proceeds under note
    obligations.................            --             120             --             --             --             --
  Payments under note
    obligations.................           (29)            (26)          (281)           (73)           (33)            --
                                   -----------    ------------    -----------    -----------    -----------    -----------
Net cash provided by (used in)
  financing activities..........           513           1,078           (781)         3,149         (1,465)         4,518
                                   -----------    ------------    -----------    -----------    -----------    -----------
Effect of exchange rate changes
  on cash.......................            (4)             20             29             (8)            83           (106)
                                   -----------    ------------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash
  and cash equivalents..........            (8)            280          1,094          5,124           (254)         4,436
Cash and cash equivalents at
  beginning of period...........           164              --            280          1,374          1,374          6,498
                                   -----------    ------------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end
  of period.....................   $       156    $        280    $     1,374    $     6,498    $     1,120    $    10,934
                                   ============   =============   ============   ============   ============   ============
Supplemental cash flow
  information:
  Cash paid for interest........   $        27    $         20    $         3    $        10    $         5    $         4
  Cash paid for income taxes....   $        37    $         17    $        41    $       282    $        53    $       496

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                       AWARD SOFTWARE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1 -- ORGANIZATION AND BUSINESS

The Company
Award Software International, Inc. ("Award" or the "Company") designs, develops and markets system management software for the global computing market. System management software is one of the fundamental layers in personal computer ("PC") architecture and provides an essential interface between a PC's operating system software and its hardware. The Company's principal system management software products include a suite of Basic Input/Output System software ("BIOS"). Award's customers include designers and manufacturers of motherboards, PC systems and other microprocessor-based (or "embedded") devices. The Company was incorporated in California, in 1983, and operates in one business segment through its headquarters facility in Mountain View, California, a branch office in Munich, Germany, and a wholly owned subsidiary in Hong Kong with a branch office in Taipei, Taiwan.

GCH Acquisition
On July 2, 1993, GCH Systems, Inc. ("GCH"), an independent developer of microcomputers and application specific integrated circuits, acquired 100 percent of Award's outstanding Common Stock for $1,905 consisting of $725 in cash and the assumption of $1,180 in liabilities. The transaction was accounted for as a purchase and established a new accounting basis for Award. The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the acquisition date. The purchase price exceeded the fair value of Award's net assets by approximately $265, which was assigned to goodwill. In addition, $1,092 of the purchase price was allocated to in-process research and development. Because such in-process technology had not reached the stage of technological feasibility and had no alternative future use, the amount was immediately charged to operations.

From the acquisition date through December 30, 1994, Award operated as a wholly owned subsidiary of GCH. On December 31, 1994, Award and GCH became separate companies through a spin-off of 100 percent of Award's Common Stock on a pro rata basis to GCH shareholders. Award and GCH have certain common members on their Boards of Directors. Award and GCH, from time to time have made non-interest bearing cash advances to each other for working capital purposes.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition
The Company's revenues are derived primarily from software license fees and also from non-recurring engineering services. Software license fees are recognized upon delivery of the product, fulfillment of acceptance terms, if any, and satisfaction of any significant support obligations. The Company's normal sales terms are net 30 days and return privileges are not offered or provided to any customers. Payments received in advance of revenue recognition are recorded as deferred revenue. Engineering services revenue generally consist of amounts charged for customization of the software and are generally recognized as the services are performed. Amounts received under engineering contracts that require software delivery are deferred until delivery and customer acceptance occur. Related parties revenues include software licenses and non-recurring engineering services to holders of the Company's Common Stock and Common Stock warrants.

The Company does not offer separate post contract customer support contracts, and due to the nature of the Company's product offerings has not incurred any significant post-sale warranty or support obligations. The costs of insignificant support obligations, if material, are accrued at the time of revenue recognition. Allowances for uncollectible amounts and warranties are recorded in the same period as the related revenues based upon the Company's historical experience.

                       AWARD SOFTWARE INTERNATIONAL, INC.

Cash and Cash Equivalents
The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of short-term time deposits and money-market deposit accounts that are stated at cost, which approximates fair value.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years.

Software Development Costs
Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established. After establishing technological feasibility through the development of a working model, any additional costs incurred through the date the product is available for general release, if any, are capitalized and amortized over the estimated product life, generally three years, using the greater of the amounts determined using the straight-line method or the ratio of current period products revenue over total estimated product revenues. Capitalized software development costs are included in other assets in the accompanying financial statements. Amortization expense on capitalized software development costs totaled $0, $12, $18, $18, $9 and $12 for the six month periods ended July 1, 1993 and December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1995 and 1996, respectively.

Intangible Assets
Goodwill and a covenant not to compete resulting from the acquisition of Award's Common Stock by GCH are included in other assets at December 31, 1995 and are being amortized using the straight line method over five years and two years, respectively.

Income Taxes
The provision for income taxes is calculated in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current period. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences between the carrying amount and tax bases of other assets and liabilities and for tax carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

For the period from July 2, 1993 through December 31, 1994, Award was included in GCH's consolidated federal and California state income tax returns. Under a tax sharing arrangement with GCH, Award was allocated a proportionate share of GCH's consolidated income tax liability. The provision for income taxes has been calculated using the separate return methodology in accordance with SFAS No.
109. The difference between the allocated amount and the separate return provision totaled $902 and has been reflected as a capital contribution.

Foreign Currency Translation
The Company has a subsidiary in Hong Kong and branch operations in Taiwan and Germany. The functional currencies of these entities are the local currencies. Accordingly, all assets and liabilities of these entities are translated at the current exchange rate in effect at the balance sheet date and revenues and expenses are translated at the average exchange rates in effect during the reporting period. Gains and losses resulting from foreign currency translation are recorded directly into a separate component of shareholders' equity. Foreign currency transaction gains and losses were immaterial for all periods presented.

Net Income (Loss) per Share
Net income (loss) per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the assumed public offering price) issued within 12 months prior to the Company's initial public offering

                       AWARD SOFTWARE INTERNATIONAL, INC.

filing and through the effective date of such filing have been included in the calculation as if they were outstanding for all periods presented.

Management Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements
In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for all of their employee stock compensation plans. SFAS No. 123 does however require, entities to include pro forma disclosures of the difference, if any, between compensation cost included in net income and the related cost measured by the fair value method. The Company does not intend to adopt the accounting provisions of the new standard and will adopt the disclosure provisions in its financial statements for the year ending December 31, 1996.

Interim Financial Information (Unaudited)
The accompanying consolidated balance sheet as of June 30, 1996 and the consolidated statements of operations and of cash flows for the six months ended June 30, 1995 and 1996 and the consolidated statement of shareholders' equity for the six months ended June 30, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the consolidated financial statements for these periods are also unaudited.

NOTE 3 -- CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of bank deposits and accounts receivable. The Company places its cash and cash equivalents in checking and market rate accounts with major financial institutions and has not incurred any losses related to these investments.

The Company markets its products to original equipment manufacturers ("OEMs") in the personal computer market, designers of motherboards and other microprocessor-based or embedded systems manufacturers and, as a result, maintains individually significant receivable balances from major customers located throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

The following table summarizes the net accounts receivable from customers located in the United States, Asia Pacific and Europe:

                                                                ----------------------------------------
                                                                       DECEMBER 31,              JUNE 30,
                                                                       1994           1995           1996
                                                                -----------    -----------    -----------
                                                                                              (UNAUDITED)
United States................................................   $        87    $        20    $       375
Asia Pacific.................................................           424            663          1,115
Europe.......................................................           442            309            235
                                                                -----------    -----------    -----------
                                                                $       953    $       992    $     1,725
                                                                 ==========     ==========     ==========

All related party receivables are from United States customers. No individual customer accounted for 10% or more of accounts receivable at December 31, 1994. One customer accounted for 28.8% of accounts receivable at December 31, 1995. One customer accounted for 12.8% of accounts receivable at June 30, 1996.

                       AWARD SOFTWARE INTERNATIONAL, INC.

NOTE 4 -- NONCASH INVESTING AND FINANCING ACTIVITIES

On July 2, 1993, GCH acquired all of the capital stock of the Company for $725. In connection with the acquisition, liabilities were assumed as follows:

                                                                                        -----------
                                                                                        LIABILITIES
                                                                                            ASSUMED
                                                                                        -----------
Tangible assets, including cash of $156..............................................   $       348
Goodwill.............................................................................           265
Covenant not to compete..............................................................           200
In-process research and development..................................................         1,092
Cash paid for common stock...........................................................          (725)
                                                                                        -----------
Liabilities assumed..................................................................   $     1,180
                                                                                         ==========

NOTE 5 -- BALANCE SHEET COMPONENTS

                                                                 ----------------------------------------
                                                                       DECEMBER 31,              JUNE 30,
                                                                       1994           1995           1996
                                                                -----------    -----------    -----------
                                                                                              (UNAUDITED)
Accounts receivable:
  Accounts receivable........................................   $       991    $     1,071    $     1,814
  Less: allowance for doubtful accounts......................           (38)           (79)           (89)
                                                                -----------    -----------    -----------
                                                                $       953    $       992    $     1,725
                                                                 ==========     ==========     ==========
Property and equipment:
  Computer equipment.........................................   $       201    $       310    $       638
  Office equipment...........................................            63             82             87
  Furniture and fixtures.....................................            39             62             69
                                                                -----------    -----------    -----------
                                                                        303            454            794
  Less accumulated depreciation..............................           (99)          (178)          (241)
                                                                -----------    -----------    -----------
                                                                $       204    $       276    $       553
                                                                 ==========     ==========     ==========
Other assets:
  Goodwill...................................................   $       265    $       265    $       265
  Covenant not to compete....................................           200            200            200
  Capitalized software.......................................            90            139            139
  Other......................................................            23             28             59
                                                                -----------    -----------    -----------
                                                                        578            632            663
  Less accumulated amortization:
    Goodwill.................................................           (80)          (133)          (160)
    Covenant not to compete..................................          (150)          (200)          (200)
    Capitalized software.....................................           (30)           (48)           (60)
                                                                -----------    -----------    -----------
                                                                $       318    $       251    $       243
                                                                 ==========     ==========     ==========
Accrued liabilities:
  Salaries and benefits......................................   $       232    $       401    $       360
  Royalties..................................................           325            476            205
  Income taxes payable.......................................            53            542            682
  Deferred revenue...........................................            62             54            171
  Other......................................................           201            250            286
                                                                -----------    -----------    -----------
                                                                $       873    $     1,723    $     1,704
                                                                 ==========     ==========     ==========

                       AWARD SOFTWARE INTERNATIONAL, INC.

NOTE 6 -- SHAREHOLDERS' EQUITY

The Company is authorized to issue 40,000,000 shares of Common Stock.

In connection with the issuance of Common Stock during 1995, the Company agreed that, in the event that an initial public offering was not completed by June 30, 1996, 416,666 shares of Common Stock may be exchanged for convertible Preferred Stock of the Company. The convertible Preferred Stock would have certain rights, preferences and restrictions with respect to conversion, liquidation, voting, dividends and redemption. In May 1996, the shareholders waived their conversion rights with respect to these shares through December 31, 1996.

In October 1994, the Company granted 200,000 Common Stock warrants to a customer under a software licensing agreement. The warrants were deemed to have a nominal value on the date of grant. The warrants have an exercise price of $1.00 per share and are exercisable any time up to March 31, 1998. During the period from October 1994 through June 1995, the customer earned 45,500 of the Common Stock warrants based on purchasing volumes. In July 1995, to solidify the Company's long-term relationship with the customer, the Company vested the remaining 154,500 warrants to the customer and recorded the difference between the estimated fair market value and the exercise price of the warrants of approximately $283 as sales and marketing expense.

In December 1994, the Company granted 80,000 Common Stock warrants with an exercise price of $1.00 per share to holders of approximately 16.1% of the Company's Common Stock at December 31, 1995, in exchange for marketing services. The warrants had a nominal value when granted and were exercised in November 1995.

In June 1995, the Company granted 20,000 Common Stock warrants with an exercise price of $1.00 per share to a holder of approximately 0.4% of the Company's Common Stock, respectively, at the time of grant in exchange for marketing services. The warrants are exercisable at any time up to the later of (i) June 15, 1998 or (ii) the six month anniversary of the closing of an initial public offering. The Company recorded the difference between the estimated fair market value and the exercise price of the warrants of approximately $36 as sales and marketing expense. The warrants were exercised in December 1995.

In connection with the issuance of shares of Common Stock in 1995, the Company issued 123,333 Common Stock warrants with an exercise price of $1.00 per share for $0.02 per share. The warrants are exercisable at any time up to the earlier of (i) the closing of the Company's initial public offering of its Common Stock, of which the aggregate offering price is at least $10,000 and the per share price to the public is $13.60, or (ii) September 30, 2000. No proceeds were separately allocated to the warrants.

NOTE 7 -- STOCK OPTIONS PLAN

During 1994, the Company adopted the 1995 Stock Option Plan (the "Plan"), under which 1,250,000 shares of Common Stock are reserved for issuance to eligible employees, directors and consultants upon exercise of the stock options. Stock options are granted at prices determined by Board of Directors and generally may not be less than 100% and 85%, for incentive and nonstatutory options, respectively, of the estimated fair value of the related shares on the date of grant. Options granted under the Plan are for periods not to exceed ten years, are exercisable generally one year after date of grant and vest over a maximum period of five years following the date of grant. For options expired or canceled, the stock not purchased under such options shall revert to and again become available for re-issuance under the plan. The Plan provides for an unvested share repurchase option on behalf of the Company. In the event an optionee ceases to be eligible under the Plan for any reason, shares acquired on the exercise of an option which have not yet vested may be repurchased by the Company at the optionee's original cost per share. At December 31, 1995, no shares were subject to repurchase.

                       AWARD SOFTWARE INTERNATIONAL, INC.

A summary of the stock option activity under the Plan for the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1996, is as follows:

                                                                  ---------------------------------------
                                                                                      SHARES SUBJECT TO
                                                                                     OUTSTANDING OPTIONS
                                                                       OPTIONS    -------------------------
                                                                 AVAILABLE FOR                    PRICE PER
                                                                         GRANT                        SHARE
                                                                 -------------                 ------------
                                                                                  NUMBER OF
                                                                                     SHARES
                                                                                  ---------
Options authorized............................................     1,250,000            --               --
  Granted.....................................................      (564,050)      564,050     $       1.00
                                                                 -------------    ---------    ------------
Balance at December 31, 1994..................................       685,950       564,050             1.00
  Granted.....................................................      (191,105)      191,105        1.00-6.00
  Exercised...................................................            --        (7,500)            1.00
  Canceled....................................................         1,500        (1,500)            1.00
                                                                 -------------    ---------    ------------
Balance at December 31, 1995..................................       496,345       746,155        1.00-6.00
  Granted (Unaudited).........................................      (273,000)      273,000      10.00-11.00
  Exercised (Unaudited).......................................            --       (30,416)            1.00
  Canceled (Unaudited)........................................        47,459       (47,459)      1.00-10.00
                                                                 -------------    ---------    ------------
Balance at June 30, 1996 (Unaudited)..........................       270,804       941,280     $1.00-$11.00
                                                                  ==========      ========      ===========

During 1995, the Company recorded $297 of deferred stock compensation for the excess of the deemed fair market value over the exercise price at the date of grant related to certain options granted in 1995. The compensation expense will be recognized over the option vesting period of four years. Compensation expense recognized in 1995 aggregated $42. The Company cancelled options to purchase 12,750 shares of Common Stock at exercise prices ranging from $1.00 to $6.00 per share in July 1996 and granted options to purchase 39,500 shares of Common Stock at an exercise price of $10.00 per share.

Options on 106,500 shares of common stock were exercisable at December 31, 1995.

NOTE 8 -- INCOME TAXES

Income (loss) before income taxes was subject to tax in the following jurisdictions:

                                             --------------------------------------------------------------
                                                                               THE COMPANY
                                                              ---------------------------------------------
                                             PREDECESSOR
                                             -----------       SIX MONTHS
                                              SIX MONTHS            ENDED
                                                   ENDED         DECEMBER
                                                 JULY 1,              31,        YEAR ENDED DECEMBER 31,
                                                    1993             1993                              1995
                                             -----------      -----------                       -----------
                                                                                      1994
                                                                               -----------
United States.............................   $      (427)     $    (1,266)     $     1,638      $       464
Foreign...................................          (228)              88              404            1,493
                                             -----------      -----------      -----------      -----------
                                             $      (655)     $    (1,178)     $     2,042      $     1,957
                                              ==========      ===========       ==========       ==========

                       AWARD SOFTWARE INTERNATIONAL, INC.

The provision (benefit) for income taxes is comprised of the following:

                                                                          ----------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                                                 1994             1995
                                                                          -----------      -----------
Current:
  Federal..............................................................   $       674      $       484
  State................................................................           185               46
  Foreign..............................................................            43              405
                                                                          -----------      -----------
         Total current.................................................           902              935
                                                                          -----------      -----------
Deferred:
  Federal..............................................................           (98)            (133)
  State................................................................           (20)             (10)
  Foreign..............................................................            --               --
                                                                          -----------      -----------
         Total deferred................................................          (118)            (143)
                                                                          -----------      -----------
                                                                          $       784      $       792
                                                                           ==========       ==========

Significant components of the Company's deferred tax assets (liabilities) were as follows:

                                                                          ----------------------------
                                                                                  DECEMBER 31,
                                                                                 1994             1995
                                                                          -----------      -----------
Deferred tax liabilities:
  Capitalized software...............................................     $       (24)     $       (17)
                                                                                 ----             ----
Deferred tax assets:
  Accrued liabilities................................................             116              191
  Depreciation.......................................................              20               19
  Allowance for doubtful accounts....................................              15               31
  State tax deduction................................................              63                7
  Other..............................................................              45               30
                                                                                 ----             ----
                                                                                  259              278
                                                                                 ----             ----
Net deferred tax assets..............................................             235              261
Deferred tax assets valuation allowance..............................            (117)              --
                                                                                 ----             ----
                                                                          $       118      $       261
                                                                                 ====             ====

The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. Based on an evaluation of the realizability of future tax benefits based on income earned in 1995, the Company reversed all previously established valuation allowances during 1995.

                       AWARD SOFTWARE INTERNATIONAL, INC.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income
(loss) before income taxes as follows:

                                             --------------------------------------------------------------
                                                                               THE COMPANY
                                                              ---------------------------------------------
                                             PREDECESSOR
                                             -----------       SIX MONTHS
                                                                    ENDED
                                              SIX MONTHS         DECEMBER
                                                   ENDED              31,
                                                 JULY 1,                         YEAR ENDED DECEMBER 31,
                                                    1993             1993                              1995
                                             -----------      -----------                       -----------
                                                                                      1994
                                                                               -----------
Tax provision (benefit) at the U.S.
  federal statutory rate of 34%...........   $      (219)     $      (398)     $       694      $       666
  Foreign income taxes at different
    rates.................................            --               --              (27)             (77)
  State and local taxes, net of federal
    benefit...............................           (40)             (72)             123              117
  Net operating loss carryforwards........           259              470               --               --
  Release of valuation allowance..........            --               --              (62)            (117)
  Nondeductible charges and accruals......            --               --               --              166
  Other...................................            --               --               56               37
                                                   -----            -----             ----            -----
Provision for income taxes................   $        --      $        --      $       784      $       792
                                                   =====            =====             ====            =====
Effective tax rates.......................            --               --               38%              40%
                                                   =====            =====             ====            =====

NOTE 9 -- REVENUES, GEOGRAPHIC INFORMATION AND EXPORT SALES

Revenues from customers representing 10% or more of consolidated revenues were as follows:

                                           --------------------------------------------------------------------
                                         PREDECESSOR
                                         -----------
                                                                               THE COMPANY
                                          SIX MONTHS      -----------------------------------------------------
                                               ENDED                           YEAR ENDED            SIX MONTHS
                                             JULY 1,                          DECEMBER 31,                ENDED
                                                1993        SIX MONTHS                  1995           JUNE 30,
                                         -----------             ENDED                 -----
                                                          DECEMBER 31,                                     1996
                                                                             1994                 -------------
                                                                  1993      -----
                                                          ------------                             (UNAUDITED)
Customer A............................            --                --       11.6%      13.9%              10.8%
Customer B -- Related party...........            --                --         --       13.4%              11.6%
Customer C............................            --              34.2%      16.5%        --                 --

The components of related parties revenues and costs of revenues are:

                                                    ------------------------------------------------------
                                                      SIX MONTHS                                SIX MONTHS
                                                           ENDED         YEAR ENDED                  ENDED
                                                    DECEMBER 31,                                  JUNE 30,
                                                            1993        DECEMBER 31,   1995           1996
                                                    ------------                ------                ----
                                                                      1994
                                                                      ----                  1995
                                                                                            ----
                                                                                               (UNAUDITED)
Revenues
  Software license fees..........................       $     --      $752      $1,084      $232      $273
  Engineering services...........................             50       220         818       533       541
                                                    ------------      ----      ------      ----      ----
         Total related party revenues............       $     50      $972      $1,902      $765      $814
                                                     ===========      ====      ======      ====      ====
Cost of revenues
  Software license fees..........................       $     --      $ 63      $   60      $ 13      $  8
  Engineering services...........................             12        33         146        68       227
                                                    ------------      ----      ------      ----      ----
         Total related party cost of revenues....       $     12      $ 96      $  206      $ 81      $235
                                                     ===========      ====      ======      ====      ====

There were no related parties revenues for the period ended July 1, 1993.

                       AWARD SOFTWARE INTERNATIONAL, INC.

The following is a summary of the Company's geographic operations:

                                            -----------------------------------------------------------------
                                             UNITED                      ASIA
                                             STATES       EUROPE      PACIFIC     ELIMINATIONS     CONSOLIDATED
                                           --------     --------     --------     ------------     ------------
PREDECESSOR
  Six months ended July 1, 1993
    Revenues............................    $   494        $ 741        $ 575          $    --          $ 1,810
    Income (loss) from operations.......       (400)          61         (289)              --             (628)
    Identifiable assets.................        696          321          485             (414)           1,088
                                              -----------------------------------------------------------------
THE COMPANY
  Six months ended December 31, 1993
    Revenues from unaffiliated
       customers........................    $   404        $ 921        $ 685          $    --          $ 2,010
    Revenue from related parties........         50           --           --               --               50
    Income (loss) from operations.......     (1,215)         (36)         126               --           (1,125)
    Identifiable assets.................      1,604          631          644           (1,072)           1,807
  Year ended December 31, 1994
    Revenues from unaffiliated
       customers........................    $   700       $2,273       $2,773          $    --          $ 5,746
    Revenue from related parties........        972           --           --               --              972
    Income from operations..............      1,664          214          179               --            2,057
    Identifiable assets.................      2,166        1,100        1,891           (2,038)           3,119
  Year ended December 31, 1995
    Revenues from unaffiliated
       customers........................    $ 1,017       $2,216       $3,995          $    --          $ 7,228
    Revenue from related parties........      1,902           --           --               --            1,902
    Income from operations..............        393           59        1,409               --            1,861
    Identifiable assets.................      6,907          976        2,764           (1,564)           9,083

Substantially all of the financial information for the Europe and Asia Pacific geographic areas results from the Company's operations in Germany and Taiwan, respectively.

Export sales from the United States to international customers were as follows:

                                   ------------------------------------------------------------------------
                                                                         THE COMPANY
                                   PREDECESSOR    ---------------------------------------------------------
                                   ----------
                                                    SIX MONTHS
                                   SIX MONTHS            ENDED
                                        ENDED     DECEMBER 31,
                                      JULY 1,                       YEAR ENDED DECEMBER 31,
                                         1993             1993                          1995     SIX MONTHS
                                   ----------     ------------                    ----------          ENDED
                                                                                                   JUNE 30,
                                                                         1994
                                                                   ----------                          1996
                                                                                                 ----------
Europe, principally Germany......  $       --     $         50     $      622     $    1,315     $      894
Asia Pacific, principally
  Japan..........................          66               87             86             95             45
                                        -----            -----           ----          -----           ----
                                   $       66     $        137     $      708     $    1,410     $      939
                                        =====            =====           ====          =====           ====

NOTE 10 -- COMMITMENTS

The Company leases its facilities in California, Taiwan and Germany. Future minimum payments under noncancelable operating leases are as follows:

                                   YEAR ENDING
                                  DECEMBER 31,                                     ----------
  1996...........................................................................  $      227
  1997...........................................................................          87
  1998...........................................................................          45
                                                                                   ----------
          Total..................................................................  $      359
                                                                                   ==========

                       AWARD SOFTWARE INTERNATIONAL, INC.

Under an agreement that extends through 1996, the Company shares GCH office facilities in Mountain View, California and is charged a pro rata portion based on square footage occupied by the Company and GCH of actual rent and utilities expense incurred. Management believes the allocation between the Company and GCH of such expenses is reasonable.

Total rent expense, including amounts allocated from GCH, was $101, $123, $221, $273 and $223 for the six month periods ended July 1, 1993 and December 31, 1993, the years ended December 31, 1994 and 1995, and the six months ended June 30, 1996, respectively.

NOTE 11 -- SUBSEQUENT EVENTS

Recapitalization and Reverse Stock Split
In May 1996, the Board of Directors approved an increase in the number of common shares authorized to 40,000,000, authorized 5,000,000 shares of Preferred Stock and approved a 1-for-2 reverse stock split of the Company's Common Stock, subject to shareholders' approval, to be effected before the closing of the Company's initial public offering. The reverse stock split was effected on August 21, 1996. All references to the number of common shares and per share amounts have been retroactively restated in the accompanying consolidated financial statements to reflect the reverse stock split.

Equity Transactions
In January 1996, the Company issued 570,033 shares of Common Stock at a price of $12.28 per share. In July 1996, the Company also sold 41,169 shares of Common Stock to this shareholder at a price of $10.00 per share for aggregate proceeds of $412. In connection with these issuances, the Company agreed that in the event that an initial public offering is not completed by December 31, 1996, the shares issued may be exchanged for the Company's convertible Preferred Stock. The convertible Preferred Stock has certain rights, preferences and restrictions with respect to conversion, liquidation, voting, cumulative dividends and redemption.

In connection with the issuance and sale of the shares, the Company issued 272,394 Common Stock warrants with an exercise price of $12.28 per share for $0.02 per warrant. The warrants are exercisable at any time up to the earlier of
(i) the closing of the Company's initial public offering of its Common Stock, of which the aggregate offering price and per share price to the public are at least $10,000 and $13.60 per share, respectively, or (ii) September 30, 2000. No proceeds were separately allocated to the warrants.

During January and February 1996, the Company repurchased 250,000 shares of common stock from existing shareholders at a price of $10.00 per share.

In June 1996, the Company entered into a joint technology development and support agreement with Advanced Micro Devices, Inc. ("AMD") to support the design and development of products related to AMD's K86 microprocessor. As part of this relationship, in July 1996 the Company sold to AMD 160,000 shares of Common Stock at a price of $12.50 per share for approximately $2,000 in cash.

In July 1996, the Company issued 77,500 shares of Common Stock upon the partial exercise of a warrant held by a customer. The warrant had an exercise price of $1.00 per share, resulting in proceeds totaling $78.

Employee Stock Purchase Plan
In May 1996, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 150,000 shares of Common Stock. Eligible employees may have up to 15% of their earnings withheld, to be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date.

401(k) Plan
In January 1995, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to

                       AWARD SOFTWARE INTERNATIONAL, INC.

reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. The Company made no contributions to the 401(k) Plan in 1994 or 1995.

Technology License
In June 1996, the Company entered into a license agreement with an independent party under which the Company has been granted a non-exclusive, non-transferable right and license to web browser technology. Upon delivery of such technology, the Company will be required to make a non-refundable, advanced royalty payment of $300.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee..................................................................  $  11,897
NASD filing fee...................................................................      3,950
Nasdaq application fee............................................................     32,018
Blue sky qualification fee and expenses...........................................     10,000
Printing and engraving expenses...................................................    200,000
Legal fees and expenses...........................................................    350,000
Accounting fees and expenses......................................................    225,000
Transfer agent and registrar fees.................................................      5,000
Custodian.........................................................................      2,500
Miscellaneous.....................................................................    134,635
                                                                                    ---------
          Total...................................................................  $ 975,000
                                                                                     ========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 317 of the California Corporations Code ("CCC") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding or may procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CCC provides that a corporation's articles of incorporation may set forth a provision authorizing, whether by bylaw, agreement, or otherwise, the indemnification of agents in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability, including
(i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an executed pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CCC requiring that a director who has a contract or other transaction with the corporation or has a material financial interest in a contract or other transaction between the corporation and another corporation, obtain approval of such contract or transaction by the shareholders or the board of directors, or (vii) under
Section 316 of the CCC subjecting a director to joint and several liability for making any improper distribution, loan or guarantee. Section 204 further provides that no such indemnification provision may eliminate or limit the liability of (i) a director for any act or omission occurring prior to the date when the provision becomes effective, or (ii) an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her action, if negligent or improper, has been ratified by the directors.

Article 7 of the Registrant's Amended and Restated Articles of Incorporation provides that the directors' liability to the Registrant for monetary damages will be eliminated to the fullest extent permitted under California law. Article 8 of the Registrant's Amended and Restated Articles of Incorporation provides that the corporation is authorized to provide indemnification of agents through a bylaw provision and agreements with agents in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the CCC. Article 8 of the Registrant's Amended and Restated Articles of Incorporation further provides that any repeal or modification of Article 8 shall only be prospective and shall not affect the rights under Articles 7 or 8 in effect at the time of the alleged occurrence of any act or omission to act giving rise to indemnification.

Section 63 of the Registrant's Bylaws provides that the corporation shall indemnify its directors to the fullest extent not prohibited by the California General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors; and, provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the California General Corporation Law. Section 63 of the Registrant's Bylaws further provide that the corporation shall have power to indemnify its officers, employees and other agents as set forth in the California General Corporation Law.

Under the form of Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

In July 1993, GCH Systems, Inc. ("GCH") acquired all of the capital stock of the Registrant. Since July 1993, the Registrant has sold and issued the following unregistered securities (share and dollar amounts reflect a 1-for-2 reverse stock split):

     (1) In October 1994, the Registrant issued a warrant exercisable for up to 200,000 shares of Common Stock to an accredited investor at an exercise price of $1.00 per share.

     (2) In December 1994, GCH distributed all of the Registrant's outstanding 3,841,801 shares of Common Stock, all of the Registrant's capital stock, to GCH's existing shareholders on a pro rata basis for no consideration.

     (3) In June 1995, the Registrant issued warrants exercisable for an aggregate of 100,000 shares of Common Stock to a group of accredited investors at an exercise price of $1.00 per share.

     (4) In July 1995, the Registrant sold an aggregate of 750,000 shares of Common Stock to a group of accredited investors for cash in the aggregate amount of $4,500,000 at a purchase price of $6.00 per share.

     (5) In September 1995, the Registrant sold to a group of accredited investors an aggregate of 416,666 shares of Common Stock at a purchase price of $6.00 per share for an aggregate purchase price of $2,500,000 and warrants for a purchase price of $2,467 exercisable for 123,333 shares of Common Stock with an exercise price of $1.00 per share.

     (6) In January 1996, the Registrant sold 570,033 shares of Common Stock at a purchase price of $12.28 per share for an aggregate purchase price of $7,000,005 and issued a warrant for $5,448 exercisable for 272,394 shares of Common Stock at an exercise price of $12.28 per share to an accredited investor.

     (7) In July 1996, the Registrant sold 160,000 shares of Common Stock at a purchase price of $12.50 per share for an aggregate purchase price of $1,999,998 to an accredited investor.

     (8) In July 1996, the Registrant sold 77,500 shares of common stock to an accredited investor pursuant to the exercise of a warrant at an exercise price of $1.00 per share for an aggregate exercise price of $77,500.

     (9) In July 1996, the Registrant sold 41,169 shares of Common Stock to an accredited investor at a purchase price of $10.00 per share for an aggregate purchase price of $411,695.

     (10) From December 1994 through August 1996, the Registrant granted incentive stock options and nonstatutory stock options to employees, directors and consultants under its 1995 Stock Option Plan covering an aggregate of 1,067,655 shares of the Registrant's Common Stock, at an average exercise price of $3.86 per share. Options to purchase 61,709 shares of Common Stock have been canceled or have lapsed without being exercised. The Registrant has sold 50,291 shares of its Common Stock to employees, directors and consultants of the Registrant pursuant to exercise of stock options granted under the 1995 Stock Option Plan.

The sales and issuances of securities in the transactions described in paragraph
(10) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

The sales and issuances of securities in the transactions described in paragraphs (1) through (9) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

 EXHIBIT
 NUMBER                                     DESCRIPTION OF DOCUMENT
---------       --------------------------------------------------------------------------------
  1.1**      -- Form of Underwriting Agreement.
  3.1*       -- Amended and Restated Articles of Incorporation of the Registrant.
  3.1.1*     -- Form of Amended and Restated Articles of Incorporation of the Registrant
                effecting the 1-for-2 reverse stock split.


  3.1.2*     -- Form of Amended and Restated Articles of Incorporation of the Registrant, to be
                effective upon the completion of the Offering.
  3.2*       -- Amended and Restated Bylaws of the Registrant.
  3.2.1*     -- Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Offering.
  4.1*       -- Reference is made to Exhibits 3.1 through 3.2.
  4.5*       -- Specimen stock certificate.
  5.1        -- Opinion of Cooley Godward LLP.
 10.1*       -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
 10.2*       -- Registrant's 1995 Stock Option Plan, as amended (the "Option Plan").
 10.3*       -- Form of Incentive Stock Option under the Option Plan.
 10.4*       -- Form of Nonstatutory Stock Option under the Option Plan.
 10.5*       -- Registrant's 1996 Employee Stock Purchase Plan.
 10.6*       -- Registrant's Amended and Restated Executive Compensation Plan.
 10.7*       -- Lease, dated January 1, 1996, between GCH Systems, Inc. and the Registrant.
 10.8*       -- Summary of Leases, dated March 1, 1996, between Sun Corporation, GSS Corporation and the Registrant.
 10.9*       -- Voting Agreement, dated January 12, 1996, between the Registrant and certain persons named therein.
 10.10*      -- Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of January 12, 1996.
 10.11*      -- Warrant issued to Synnex Information Technologies, Inc.
 10.12*      -- Warrant issued to Vobis Microcomputer AG.
 10.13*      -- Warrant issued to Venrock Associates.
 10.14*      -- Warrant issued to Venrock Associates II, L.P.
 10.15*      -- Warrant issued to Walden Capital Partners II, L.P.
 10.16*      -- Warrant issued to Walden Technology Ventures II, L.P.
 10.17+      -- Technology Development and Support Agreement, dated June 28, 1996, between
                Registrant and Advanced Micro Devices, Inc.
 11.1*       -- Statement regarding calculation of net income (loss) per share.
 23.1*       -- Consent of Price Waterhouse LLP.
 23.2**      -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 EXHIBIT
 NUMBER                                     DESCRIPTION OF DOCUMENT
---------       --------------------------------------------------------------------------------
 24.1*       -- Power of Attorney.
 27*         -- Financial Data Schedule

*  Previously filed.

** To be filed by amendment.

+  Confidential treatment requested.

(B) FINANCIAL STATEMENT SCHEDULES.

                             NUMBER                                   DESCRIPTION
        -------------------------------------------------  ----------------------------------
        Schedule II......................................  Valuation and Qualifying Accounts

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on the eleventh day of October 1996.


                                          AWARD SOFTWARE INTERNATIONAL, INC.

                                          By: /s/  GEORGE C. HUANG

                                            ------------------------------------
                                            George C. Huang
                                            Chairman of the Board, President and
                                              Chief
                                            Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                 TITLE                       DATE
------------------------------------------  ----------------------------------  -----------------
           /s/  GEORGE C. HUANG             Chairman of the Board, President,    October 11, 1996
------------------------------------------  Chief Executive Officer and
             George C. Huang                Director (Principal Executive
                                            Officer)
           /s/  KEVIN J. BERRY              Vice President, Finance, Chief       October 11, 1996
------------------------------------------  Financial Officer and Secretary
              Kevin J. Berry                (Principal Financial and
                                            Accounting Officer)
                    *                       Director                             October 11, 1996
------------------------------------------
              Cheng Ming Lee
                    *                       Director                             October 11, 1996
------------------------------------------
               David S. Lee
                    *                       Director                             October 11, 1996
------------------------------------------
            Theodor L. Lieven
                    *                       Director                             October 11, 1996
------------------------------------------
               Masami Maeda
                    *                       Director                             October 11, 1996
------------------------------------------
               Anthony Sun
                    *                       Director                             October 11, 1996
------------------------------------------
              William P. Tai
     *By:       /s/  GEORGE C. HUANG
------------------------------------------
             George C. Huang
             Attorney-in-Fact

                                                                     SCHEDULE II

                       AWARD SOFTWARE INTERNATIONAL, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                Balance at                                  Balance at
                                               beginning of                                   end of
                in thousands                      period        Provision     Write-off       period
                                               ------------     ---------     ---------     ----------
Allowance for doubtful accounts
  1993.......................................      $ 45             31            (38)         $ 38
  1994.......................................      $ 38             --             --          $ 38
  1995.......................................      $ 38             50             (9)         $ 79
Deferred tax asset valuation allowance
  1993.......................................      $152             27             --          $179
  1994.......................................      $179             --            (62)         $117
  1995.......................................      $117             --           (117)         $ --

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                      DESCRIPTION OF DOCUMENT
---------       ---------------------------------------------------------------------------------
  1.1**      -- Form of Underwriting Agreement.
  3.1*       -- Amended and Restated Articles of Incorporation of the Registrant.
  3.1.1*     -- Form of Amended and Restated Articles of Incorporation of the Registrant
                effecting the 1-for-2 reverse stock split.
  3.1.2*     -- Form of Amended and Restated Articles of Incorporation of the Registrant, to be
                effective upon the completion of the Offering.
  3.2*       -- Amended and Restated Bylaws of the Registrant.
  3.2.1*     -- Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Offering.
  4.1*       -- Reference is made to Exhibits 3.1 through 3.2.
  4.5*       -- Specimen stock certificate.
  5.1        -- Opinion of Cooley Godward LLP.
 10.1*       -- Form of Indemnity Agreement to be entered into between the Registrant and its directors and officers, with related schedule.
 10.2*       -- Registrant's 1995 Stock Option Plan, as amended (the "Option Plan").
 10.3*       -- Form of Incentive Stock Option under the Option Plan.
 10.4*       -- Form of Nonstatutory Stock Option under the Option Plan.
 10.5*       -- Registrant's 1996 Employee Stock Purchase Plan.
 10.6*       -- Registrant's Amended and Restated Executive Compensation Plan.
 10.7*       -- Lease, dated January 1, 1996, between GCH Systems, Inc. and the Registrant.
 10.8*       -- Summary of Leases, dated March 1, 1996, between Sun Corporation, GSS Corporation and the Registrant.
 10.9*       -- Voting Agreement, dated January 12, 1996, between the Registrant and certain persons named therein.
 10.10*      -- Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of January 12, 1996.
 10.11*      -- Warrant issued to Synnex Information Technologies, Inc.
 10.12*      -- Warrant issued to Vobis Microcomputer AG.
 10.13*      -- Warrant issued to Venrock Associates.
 10.14*      -- Warrant issued to Venrock Associates II, L.P.
 10.15*      -- Warrant issued to Walden Capital Partners II, L.P.
 10.16*      -- Warrant issued to Walden Technology Ventures II, L.P.
 10.17+      -- Technology Development and Support Agreement, dated June 28, 1996, between
                Registrant and Advanced Micro Devices, Inc.
 11.1*       -- Statement regarding calculation of net income (loss) per share.
 23.1*       -- Consent of Price Waterhouse LLP.
 23.2**      -- Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
 24.1*       -- Power of Attorney.
 27*         -- Financial Data Schedule


*  Previously filed.

** To be filed by amendment.

+  Confidential treatment requested.